Exhibit 1.1

ARTICLES OF ASSOCIATION

OF

CHINA TELECOM CORPORATION LIMITED

(The Articles of Association was prepared in Chinese and the English translation is not an official version and for your reference only. In case of any inconsistencies and discrepancies between the Chinese and the English versions, the Chinese version shall prevail)

(Inclusive of alterations approved by the shareholders’ general meeting up to 19 August 2019)

Contents

Clause	Page

CHAPTER 1: GENERAL PROVISIONS	1
CHAPTER 2: THE COMPANY'S OBJECTIVES AND SCOPE OF BUSINESS	3
CHAPTER 3: SHARES AND REGISTERED CAPITAL	5
CHAPTER 4: REDUCTION OF CAPITAL AND REPURCHASE OF SHARES	7
CHAPTER 5: FINANCIAL ASSISTANCE FOR THE ACQUISITION OF SHARES	10
CHAPTER 6: SHARE CERTIFICATES AND REGISTER OF SHAREHOLDERS	12
CHAPTER 7: SHAREHOLDERS' RIGHTS AND OBLIGATIONS	17
CHAPTER 8: SHAREHOLDERS' GENERAL MEETINGS	20
CHAPTER 9: SPECIAL PROCEDURES FOR VOTING BY A CLASS OF SHAREHOLDERS	29
CHAPTER 10: BOARD OF DIRECTORS	31
CHAPTER 11: SECRETARY OF THE BOARD OF DIRECTORS	37
CHAPTER 12: GENERAL MANAGER	40
CHAPTER 13: SUPERVISORY COMMITTEE	41
CHAPTER 14: THE QUALIFICATIONS AND DUTIES OF THE DIRECTORS, SUPERVISORS, GENERAL MANAGER AND OTHER SENIOR OFFICERS OF THE COMPANY	43
CHAPTER 15: FINANCIAL AND ACCOUNTING SYSTEMS AND PROFIT DISTRIBUTION	50
CHAPTER 16: APPOINTMENT OF ACCOUNTANCY FIRM	54
CHAPTER 17: MERGER AND DIVISION OF THE COMPANY	57
CHAPTER 18: DISSOLUTION AND LIQUIDATION	58
CHAPTER 19: PROCEDURES FOR AMENDMENT OF THE COMPANY'S ARTICLES OF ASSOCIATION	60
CHAPTER 20: NOTICES	61
CHAPTER 21: DISPUTE RESOLUTION	63
CHAPTER 22: SUPPLEMENTARY	64

ARTICLES OF ASSOCIATION OF CHINA TELECOM CORPORATON LIMITED

CHAPTER 1: GENERAL PROVISIONS

Article 1.	China Telecom Corporation Limited (the “Company”) is a joint stock limited company established in accordance with the Company Law of the People's Republic of China (the “Company Law”), the State Council's Special Regulations Regarding the Issue of Shares Overseas and the Listing of Shares Overseas by Companies Limited by Shares (the “Special Regulations”) and other relevant laws and regulations of the State.

The Company was established by way of promotion with the approval of the State Economic and Trade Commission of the People's Republic of China, as evidenced by approval document Guo Jing Mao Qi Gai [2002] no. 656. It is registered with and has obtained a business licence from the State Administration for Industry & Commerce of the People's Republic of China on 10 September 2002. The Company's unified social credit code is: 9111000071093019X7.

The promoter of the Company is: China Telecommunications Corporation (currently known as China Telecommunications Corporation).

Article 2.	The Company's registered Chinese name is: 中国电信股份有限公司 The Company's registered English name is: China Telecom Corporation Limited.

Article 3.	The Company's address	:	31 Jinrong Street
Xicheng District
Beijing
China
	Postal code	:	100033
	Telephone number	:	5850-1800
	Facsimile number	:	6601-0728

Article 4.	The Company's legal representative is the Chairman of the board of directors of the Company.

Article 5.

The Company is a joint stock limited company which has perpetual existence.

The rights and liability of a shareholder of the Company is limited to his share in the share capital of the Company, while the Company undertakes all of its liabilities with all of its assets.

The Company is an independent corporate legal person, and is subject to the jurisdiction of and protected by the laws and regulations of the People's Republic of China.

Article 6.	The Company's Articles of Association (the “Articles of Association” or “these Articles of Association”) are enacted in accordance with the provisions of the Company Law, the Special Regulations and the Mandatory Provisions for Articles of Association of Companies to be Listed Overseas (the “Mandatory Provisions”) and relevant provisions under the other PRC laws and administrative regulations.

Article 7.

The original Articles of Association took effect from the date of incorporation of the Company.

These Articles of Association shall take effect after being adopted by a special resolution at the Company’s general meeting and upon approval by the authorities that are authorized by the State Council to examine and approve companies. After these Articles of Association come into effect, the original articles of association shall be superseded by these Articles of Association.

Article 8.	From the date on which the Company's Articles of Association comes into effect, the Company's Articles of Association constitute the legally binding document that regulates the Company's organization and activities, and the rights and obligations between the Company and each shareholder and among the shareholders.

Article 9.	In accordance with the Company Law and the Constitution of the Communist Party of China (the“Party”), the Company shall set up Party organisations. The Party organisations shall perform the core leadership and political functions. The Company shall set up Party working organs, which shall be equipped with sufficient staff to handle Party affairs and provided with sufficient funds to operate the Party organisations.

Article 10.	The Company's Articles of Association are binding on the Company and its shareholders, directors, supervisors, general manager and other senior management personnel, all of whom may, according to the Company's Articles of Association, assert rights in respect of the affairs of the Company.

Subject to non-contradiction to Chapter 21 of these Articles of Association, a shareholder may sue and vice versa be sued by the Company pursuant to the Company's Articles of Association. A shareholder may also sue another shareholder, and may take action against the directors, supervisors, general manager and other senior officers of the Company pursuant to the Company's Articles of Association.

The suit referred to in the preceding paragraph include court proceedings and an application to an arbitration tribunal to commence arbitration proceedings.
Article 11.

The Company may invest in other limited liability companies or joint stock limited companies. The Company's liabilities to an invested company shall be limited to the amount of its capital contribution to the investee company.

The Company shall not be a shareholder with unlimited liabilities of any other organisations operating for profits.

The Company may, according to its operating and management needs, operate as a holding company in accordance with the law.
Article 12.	Subject to compliance with PRC laws and administrative regulations, the Company shall have the right to raise funds, including (but not limited to) loans and company bonds, etc and shall have the right to charge or pledge its assets.

CHAPTER 2: THE COMPANY'S OBJECTIVES AND SCOPE OF BUSINESS

Article 13.	The Company's objectives are: comply with State laws and regulations, be market driven, actively adopt advanced communications technologies, and develop telecommunications and information businesses; strengthen management and increase service quality; provide fast, convenient and accurate communication services to society and satisfy the needs of society; improve enterprise efficiency, increase enterprise competitiveness and create profits for shareholders.

Article 14.

The Company's scope of business shall be consistent with and subject to the scope of business approved by the authority responsible for the registration of the Company.

Basic telecommunications businesses include:

Engage in second generation 800MHz CDMA digital cellular mobile communications business, third generation CDMA2000 digital cellular mobile communications business, the LTE/4G digital cellular mobile communications business (TD-LTE/LTE FDD), fifth generation digital cellular mobile communications business, satellite mobile communications business, satellite fixed communications business, satellite transponders rental and sales business in the People's Republic of China.

Engage in local fixed communications business (including local wireless ring circuit business), domestic fixed long-distance communications business, international fixed long-distance communications business, Internet international data transmission business, international data communications business, public telegraph and subscriber telegraph business, 26GHz wireless access facilities services business, and domestic communications facilities services business in the 21 provinces, municipalities and autonomous regions of Beijing, Shanghai, Jiangsu, Zhejiang, Anhui, Fujian, Jiangxi, Hubei, Hunan, Guangdong, Guangxi, Hainan, Chongqing, Sichuan, Guizhou, Yunnan, Shaanxi, Gansu, Qinghai, Ningxia and Xinjiang.

Engage in 3.5GHz wireless access facilities services business in Nanjing, Hefei, Kunming, Hubei, Hunan, Hainan, Sichuan, Guizhou and Gansu.

Value-added telecommunications businesses include:

Engage in domestic fixed data transmission business, Customer Premises Network (CPN) business, network hosting business, domestic Internet virtual private network business, Internet access services business, online data processing and transaction processing business, storage and forwarding business, domestic call centre business, information services business and wireless data transmission business in Beijing, Shanghai, Jiangsu, Zhejiang, Anhui, Fujian, Jiangxi, Hubei, Hunan, Guangdong, Guangxi, Hainan, Chongqing, Sichuan, Guizhou, Yunnan, Shaanxi, Gansu, Qinghai, Ningxia and Xinjiang; engage in information services business (limited to mobile information services) in Tianjin, Hebei, Shanxi, Inner Mongolia, Liaoning, Jilin, Heilongjiang, Shandong, Henan and Tibet, engage in domestic Very Small Aperture Terminal communications business, Internet data centre business and content distribution network business in the People's Republic of China.

IPTV transmission services: provide signal transmission and the relevant technical support between the IPTV integrated broadcast and control platforms and TV user terminals; the transmission network is built upon the fixed telecommunications network (including the Internet) to set up networks which are exclusive for the transmission of IPTV signals; the IPTV transmission services are conducted in defined territories.

Internet mapping services:

Engage in music entertainment products, gaming products (including the issuance of online game virtual currency), drama performances (programs), shows, and animation products through information network; and undertake the exhibitions and competition campaigns in relation to the network culture products.

General businesses include:

Engage in system integration, technology development, technical services, technology consulting, information consulting, the manufacture, sale, installation, design and construction of equipment, computer hardware and software in connection with communications and information businesses;

leasing of properties, leasing of communications facilities; design, construction and repair of safety technologies and security systems; advertising.

Article 15.

The Company may, based on its business development needs, establish wholly-owned subsidiaries, controlled subsidiaries, branches, representative offices and other branch organisations.

Based on its business development needs and upon approval of the relevant governmental authorities, the Company may adjust its scope of business and manner of operation from time to time, and may establish branch organisations and/or representative offices (irrespective of whether controlled or owned by it) in the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Taiwan Region.

CHAPTER 3: SHARES AND REGISTERED CAPITAL

Article 16.	There must, at all times, be ordinary shares in the Company. The ordinary shares issued by the Company include domestic-invested shares and foreign-invested shares. Subject to the approval by the authorities that are authorised by the State Council to examine and approve companies, the Company may, according to its requirements, create different classes of shares.

Article 17.	The shares issued by the Company shall each have a par value of Renminbi one (1.00) yuan. "Renminbi" referred to in the previous paragraph means the legal currency of the PRC.
Article 18.	Subject to the approval of the securities authority of the State Council, the Company may issue shares to Domestic Investors and Foreign Investors.

"Foreign Investors" referred to in the previous paragraph mean those investors who subscribe for the shares issued by the Company and who are located in foreign countries and in the regions of Hong Kong, Macau and Taiwan. "Domestic Investors" mean those investors who subscribe for the shares issued by the Company within the territory of the PRC who are located outside of the jurisdictions mentioned above.

Article 19.

Shares which the Company issues to Domestic Investors for subscription in Renminbi shall be referred to as "Domestic Shares". Shares which the Company issues to Foreign Investors for subscription in foreign currencies shall be referred to as "Foreign-Invested Shares". Foreign-Invested Shares which are listed overseas are called "Overseas-Listed Foreign-Invested Shares". Both holders of Domestic Shares and holders of Overseas-Listed Foreign-Invested Shares are holders of ordinary shares, and have the same obligations and rights.

"Foreign currencies" mean the legal currencies (other than the RMB) of countries or districts outside the PRC which are recognised by the foreign exchange authority of the State and which can be used to pay the share price to the Company.

Article 20.	Foreign-Invested Shares issued by the Company and which are listed in Hong Kong shall be referred to as "H Shares". H Shares are shares which have been admitted for listing on The Stock Exchange of Hong Kong Limited (the "Stock Exchange"), the par value of which is denominated in Renminbi and which are subscribed for and traded in Hong Kong dollars.

Article 21.	By the approval of the authorities that are authorised by the State Council to examine and approve companies, the Company issue a total of 80,932,368,321 ordinary shares, of which 68,317,270,803 were issued to the promoter of the Company at the time when the Company was established, representing 84.41% of the issued ordinary share capital.

Article 22.

All the 12,615,097,518 ordinary shares issued by the Company after its incorporation are the overseas-listed foreign-invested shares (H Shares). Pursuant to the Provisional Measures on the Administration of the Reduction of the State-Owned Shares for Raising Social Security Funds, the number of overseas-listed foreign-invested shares (H Shares) converted from a reduction by holders of State-owned shares of their shareholdings of the State-owned shares amounted to 1,262,312,482 shares. The total number of the overseas-listed foreign-invested shares (H Shares) issued by the Company shall be 13,877,410,000 shares, representing 17.15% of the issued ordinary share capital of the Company.

The share capital structure of the Company is as follows: there are a total of 80,932,368,321 ordinary shares issued, of which 57,377,053,317 shares are held by the promoter, China Telecommunications Corporation (currently known as China Telecommunications Corporation), representing 70.89% of the total of the ordinary shares issued by the Company. The other holders of the domestic shares are Guangdong Rising Assets Management Co., Ltd., who holds a total of 5,614,082,653 shares representing 6.94% of the total ordinary shares issued by the Company, Jiangsu Guoxin Group Limited, who holds a total of 957,031,543 shares representing 1.18% of the total ordinary shares issued by the Company, Zhejiang Financial Development Company, who holds a total of 2,137,473,626 shares representing 2.64% of the total ordinary shares issued by the Company and Fujian Investment & Development Group Co., Ltd, who holds a total of 969,317,182 shares representing 1.20% of the total ordinary shares issued by the Company. A total of 13,877,410,000 shares are held by holders of Overseas-Listed Foreign-Invested Shares (H shares), representing 17.15% of the total ordinary shares issued by the Company.

Article 23.	The Company's board of directors may take all necessary action for the issuance of Overseas-Listed Foreign-Invested Shares and Domestic Shares separately after proposals for issuance of the same have been approved by the securities authority of the State Council.

The Company may implement its proposal to separately issue Overseas-Listed Foreign-Invested Shares and Domestic Shares pursuant to the preceding paragraph within fifteen (15) months from the date of approval by the China Securities Regulatory Commission (the “CSRC”).

Article 24.	Where the total number of shares stated in the proposal for the separate issuance of shares includes Overseas-Listed Foreign-Invested Shares and Domestic Shares, such shares should be fully subscribed for at their respective offerings. If the shares cannot be fully subscribed for all at once due to special circumstances, the shares may, subject to the approval of the securities authority of the State Council, be issued in separate Offerings.

Article 25.	The registered capital of the Company is RMB 80,932,368,321.

Article 26.	The Company may, based on its operating and development needs, authorize the increase of its capital pursuant to the Company's Articles of Association.

The Company may increase its capital in the following ways:

(1) by offering new shares for subscription by unspecified investors;

(2) by issuing new shares to its existing shareholders;

(3) by allotting bonus shares to its existing shareholders;

(4) by any other means which is permitted by law and administrative regulations.

After the Company's increase of share capital by way of the issuance of new shares has been approved in accordance with the provisions of the Company's Articles of Association, the issuance thereof should be made in accordance with the procedures set out in the relevant State laws and administrative regulations.

Article 27.	Except as otherwise provided for by law and administrative regulations, shares of the Company shall be without lien and be freely transferable.

CHAPTER 4: REDUCTION OF CAPITAL AND REPURCHASE OF SHARES

Article 28.	According to the provisions of the Company's Articles of Association, the Company may reduce its registered capital.

Article 29.	The Company must prepare a balance sheet and an inventory of assets when it reduces its registered capital.
The Company shall notify its creditors within ten (10) days of the date of the Company's resolution for reduction of capital and shall publish an announcement in a newspaper within thirty (30) days of the date of such resolution. A creditor has the right within thirty (30) days of receipt of the notice from the Company or, in the case of a creditor who does not receive such notice, within ninety (90) days of the date of the public announcement, to require the Company to repay its debts or to provide a corresponding guarantee for such debt.

The Company's registered capital may not, after the reduction in capital, be less than the minimum amount prescribed by law.

Article 30.	The Company may, in accordance with the procedures set out in the Company's Articles of Association and with the approval of the relevant governing authority of the State, repurchase its issued shares under the following circumstances:

(1) reducing its capital;

(2) merging with another company that holds shares in the Company;

(3)           utilising shares for employee stock ownership plan or share incentive scheme;

(4)          repurchasing shares upon request raised by shareholders who had divergent views on approved resolutions in connection with a merger and division of the Company at the general meeting;

(5)          utilising shares for conversion of corporate bonds issued by the Company which are convertible into shares;

(6)          as necessary for maintenance of the Company’s value and shareholders’ rights and interests.

The Company’s repurchase of its issued shares shall comply with the provisions of Articles 31 to 34.

Article 31.	The Company may repurchase its shares under the circumstances stated in clause (1), (2) or (4) of paragraph one of Article 30, in one of the following ways:

(1) by making a general offer for the repurchase of shares to all its shareholders on a pro rata basis;

(2) by repurchasing shares through public dealing on a stock exchange;

(3)            by repurchasing shares outside of the stock exchange by means of an agreement.

Any repurchase of shares by the Company under the circumstances stated in clause (3), (5) or (6) of paragraph one of Article 30 shall be made by way of a public centralised trading.

Article 32.	The Company must obtain the prior approval of the shareholders in a general meeting (in the manner stipulated in the Company's Articles of Association) before it can repurchase shares outside of the stock exchange by means of an agreement. Any repurchase of shares by the Company pursuant to the provisions as stated in clause (3), (5) or (6) of paragraph one of Article 30 shall be subject to a board resolution approved by over two-thirds of the directors attending the meeting. The Company may, by obtaining the prior approval of the shareholders in a general meeting in the same manner as described above cancel, release, vary or waive its rights under an agreement which has been so entered into.

An agreement for the repurchase shares referred to in the preceding paragraph includes (but is not limited to) an agreement to become liable to repurchase shares or an agreement to acquire the right to repurchase shares.

The Company may not assign an agreement for the repurchase of its shares or any right contained in such an agreement.

Article 33.	In the event that the repurchase of shares by the Company in accordance with paragraph one of Article 30 is under the circumstances stated in clause (1), the shares shall be cancelled within 10 days from the day of repurchase; in the event that such repurchase is under the circumstances stated in clause (2) or (4), the shares shall be transferred or cancelled within 6 months; in the event that such repurchase is under the circumstances stated in clause (3), (5) or (6), the total shares of the Company held by the Company shall not exceed 10% of the total shares of the Company in issue and shall be transferred or cancelled within 3 years.

The aggregate par value of the cancelled shares shall be deducted from the Company's registered share capital.

Article 34.	Unless the Company is in the course of liquidation, it must comply with the following provisions in relation to the repurchase of its issued shares:

(1) where the Company repurchases shares at par value, payment shall be made out of carrying amount of the distributable profits of the Company or out of proceeds of a new issue of shares made for that purpose;

(2) where the Company repurchases shares of the Company at a premium to the par value of its shares payment up to the par value may be made out of the carrying amount of the distributable profits of the Company or out of the proceeds of a new issue of shares made for that purpose. Payment of the portion in excess of the par value shall be effected as follows:

(i) if the shares being repurchased were issued at par value, payment shall be made out of the carrying amount of the distributable profits of the Company;

(ii) if the shares being repurchased were issued at a premium to their par value, payment shall be made out of the carrying amount of the distributable profits of the Company or out of the proceeds of a new issue of shares made for that purpose, provided that the amount paid out of the proceeds of the new issue shall not exceed the aggregate amount of premiums received by the Company on the issue of the shares repurchased nor shall it exceed the book value of the Company's capital common reserve fund account (including the premiums on the new issue of shares) at the time of the repurchase;

(3) Funds used by the Company for the following purposes should be paid out of the Company's distributable profits:

(i) payment for the acquisition of the right to repurchase the Company’s own shares;

(ii) payment for variation of any contract for the repurchase of the Company’s shares;

(iii) payment for the release of the Company’s obligation(s) under any contract for the repurchase of its shares;

(4) after the Company's registered capital has been reduced by the aggregate par value of the cancelled shares in accordance with the relevant provisions, the amount deducted from the distributable profits of the Company for payment of the par value of shares which have been repurchased shall be transferred to the Company's capital common reserve fund account.

CHAPTER 5: FINANCIAL ASSISTANCE FOR THE ACQUISITION OF SHARES

Article 35.	The Company or its subsidiaries shall not, at any time, provide any form of financial assistance to a person who is acquiring or intends to acquire shares in the Company. Such persons aforementioned shall include those who directly or indirectly incur any obligation as a result of the acquisition of shares in the Company (the “Obligor”).

At no time shall the Company or its subsidiaries provide any form of financial assistance to the Obligor aforementioned for the purposes of reducing or discharging the obligations assumed by him.

This Article shall not apply to the circumstances specified in Article 37 of this Chapter.

Article 36.	For the purposes of this Chapter, "financial assistance" includes (without limitation) the following:

(1) gift;

(2) guarantee (including the assumption of liability by the guarantor or the provision of assets by the guarantor to secure the performance of Obligor's obligations), compensation (other than compensation payable by the Company's due to its own default) or release or waiver of any rights;

(3)           provision of loans or entering into any agreement under which the obligations of the Company are to be performed prior to the obligations of another party, or the change in parties to, or the assignment of rights under, such loan or agreement;

(4) any other form of financial assistance given by the Company when the Company is insolvent or has no net assets or where its net assets would thereby be reduced to a material extent.

For the purposes of this Chapter, "assumption of obligations" includes the assumption of obligations by way of contract or by way of arrangement (irrespective of whether such contract or arrangement is enforceable or not and irrespective of whether such obligation is to be borne solely by the Obligor or jointly with other persons), or by any other means which results in a change in his financial position.

Article 37.	The following actions shall not be deemed to be activities prohibited by Article 35 of this Chapter:

(1) the provision of financial assistance by the Company where the financial assistance is given in good faith in the interests of the Company, and the principal purpose of such provision is not for the acquisition of shares in the Company, or the giving of the financial assistance is an incidental part of certain projects of the Company;

(2) the lawful distribution of the Company's assets by way of dividend;

(3) the allotment of bonus shares as dividends;

(4) a reduction of registered capital, a repurchase of shares of the Company or a reorganisation of the share capital structure of the Company effected in accordance with the Company's Articles of Association;

(5) within its ordinary course of its business, where the lending of money is for the ordinary business activities of the Company (provided that the net assets of the Company are not thereby reduced or that, to the extent that the assets are thereby reduced, the financial assistance is provided out of distributable profits);

(6)           contributions made by the Company to employee share ownership schemes (provided that the net assets of the Company are not thereby reduced or that, to the extent that the assets are thereby reduced, the financial assistance is provided out of distributable profits).

CHAPTER 6: SHARE CERTIFICATES AND REGISTER OF SHAREHOLDERS

Article 38.	Share certificates of the Company shall be in registered form.

The share certificate of the Company shall contain following main particulars:

(1)           the name of the Company;

(2)           the date of incorporation of the Company;

(3)           the class of shares, par value and number of shares it represents;

(4)           the share certificate number;

(5)          other matters required to be stated therein by the Company Law, Special Regulations and the stock exchange(s) on which the Company's shares are listed.

Article 39.

Share certificates of the Company may be assigned, given as a gift, inherited or charged in accordance with relevant provisions of laws, administrative regulations and these Articles of Association.

For assignment and transfer of shares, relevant registration of the share certificates shall be carried out with the share registration institution authorized by the Company.

Article 40.	Share certificates of the Company shall be signed by the Chairman of the Company's board of directors. Where the stock exchange(s) on which the Company's shares are listed require other senior officer(s) of the Company to sign on the share certificates, the share certificates shall also be signed by such senior officer(s). The share certificates shall take effect after being affixed with the seal of the Company (including the securities seal of the Company) or having the seal printed thereon. The share certificate shall be imprinted with the seal of the Company or the securities seal of the Company under the authorization of the board of directors. The signatures of the Chairman of the board of directors or other senior officer(s) of the Company may be printed in mechanical form.

Article 41.	The Company shall keep a register of shareholders, which shall contain the following particulars:

(1) the name (title) and address (residence), the occupation or nature of each shareholder;

(2) the class and quantity of shares held by each shareholder;

(3) the amount of capital paid-up on or agreed to be paid-up on the shares held by each shareholder;

(4) the share certificate number(s) of the shares held by each shareholder;

(5) the date on which each person was entered in the register as a shareholder;

(6) the date on which any shareholder ceased to be a shareholder.
Unless there is evidence to the contrary, the register of shareholders shall be sufficient evidence of the shareholders' shareholdings in the Company.

Article 42.	The Company may, in accordance with the mutual understanding and agreements made between the securities authority of the State Council and overseas securities regulatory organisations, maintain the register of shareholders of Overseas-Listed Foreign-Invested Shares overseas and appoint overseas agent(s) to manage such register of shareholders. The original register for holders of Overseas-Listed Foreign-Invested Shares listed in Hong Kong shall be maintained in Hong Kong.

A duplicate register of shareholders for the holders of Overseas-Listed Foreign-Invested Shares shall be maintained at the Company's registered address. The appointed overseas agent(s) shall ensure consistency between the original and the duplicate register of shareholders at all times.

If there is any inconsistency between the original and the duplicate register of shareholders for the holders of Overseas-Listed Foreign-Invested Shares, the original register of shareholders shall prevail.

Article 43.	The Company shall have a complete register of shareholders which shall comprise the following parts:

(1)	the part of the register of shareholders which is maintained at the Company's registered address (other than those share registers which are described in sub-paragraphs (2) and (3) of this Article);

(2)	the part(s) of the register of shareholders in respect of the holders of Overseas-Listed Foreign-Invested Shares of the Company which are maintained in the same location as the overseas stock exchange on which the shares are listed; and

(3)	the part(s) of the register of shareholders which are maintained in such other location as the board of directors considers necessary for the purposes of the listing of the Company's shares.

Article 44.	Different parts of the register of shareholders shall not overlap. No transfer of any shares registered in any part of the register shall, during the continuance of that registration, be registered in any other part of the register.

All Overseas-Listed Foreign-Invested Shares listed in Hong Kong which have been fully paid-up may be freely transferred in accordance with the Company's Articles of Association. However, unless such transfer complies with the following requirements, the board of directors may refuse to recognise any instrument of transfer and would not need to provide any reason therefor:

(1)

a fee of HK$2.50 per instrument of transfer or such higher amount agreed from time to time by the Stock Exchange for the registration of the instrument of transfer and other documents relating to or which affect the right of ownership of the shares;

(2)	the instrument of transfer only relates to Overseas-Listed Foreign-Invested Shares listed in Hong Kong;
(3)	the stamp duty which is chargeable on the instrument of transfer has been duly paid;
(4)	the relevant share certificate(s) and any other evidence which the board of directors may reasonably require to show that the transferor has the right to transfer the shares have been provided;
(5)	if it is intended that the shares be transferred to joint owners, the maximum number of joint owners shall not be more than four (4); and
(6)	the Company does not have any lien on the relevant shares.

The transfer of Overseas-Listed Foreign Invested Shares in the Company listed in Hong Kong shall be in writing on normal or standard instruments of transfer or on a form acceptable to the Board of Directors; and such transfer instrument can be signed only by hand or, if the transferor or transferee is a securities clearing institution or its representative recognised in accordance with section 37 of the Securities and Futures Ordinance (Hong Kong Law Chapter 571), signed by hand or signed in printed mechanical form. All the transfer instruments shall be maintained in the legal address of the Company or other place the Board of Directors may designate from time to time.

Any change or correction to various parts of the register of shareholders shall be carried out in accordance with the law of the place where such parts of the register of shareholders are maintained.

Article 45.	No change may be made to the register of shareholders as a result of a transfer of shares within thirty (30) days prior to the date of a shareholders' general meeting or within five (5) days before the record date for the Company's distribution of dividends.

Article 46.	When the Company needs to determine the rights attaching to shares in the Company for the purposes of convening a shareholders' meeting, for dividend distribution, for liquidation or for any other purpose which requires such determination, the board of directors shall decide on a date for the determination of rights attaching to shares in the Company. The shareholders of the Company shall be such persons who appear in the register of shareholders at the close of such determination date.

Article 47.	Any person aggrieved and claiming to be entitled to have his name (title) entered in or removed from the register of shareholders may apply to a court of competent jurisdiction for rectification of the register.

Article 48.	Any person who is a registered shareholder or who claims to be entitled to have his name (title) entered in the register of shareholders in respect of shares in the Company may, if his share certificate (the "original certificate") relating to the shares is lost, apply to the Company for a replacement share certificate in respect of such shares (the "Relevant Shares").

Application by a holder of Domestic Shares, who has lost his share certificate, for a replacement share certificate shall be dealt with in accordance with the requirements of the Company Law.

Application by a holder of Overseas-Listed Foreign Shares, who has lost his share certificate, for a replacement share certificate may be dealt with in accordance with the law of the place where the original register of shareholders of holders of Overseas-Listed Foreign-Invested Shares is maintained, the rules of the stock exchange or other relevant regulations.

The issue of a replacement share certificate to a holder of H Shares, who has lost his share certificate, shall comply with the following requirements:

(1) The applicant shall submit an application to the Company in a prescribed form accompanied by a notarial certificate or a statutory declaration, stating the grounds upon which the application is made, the circumstances and evidence of the loss, and declaring that no other person is entitled to have his name entered in the register of shareholders in respect of the Relevant Shares.

(2) The Company has not received any declaration made by any person other than the applicant declaring that his name shall be entered into the register of shareholders in respect of such shares before it decides to issue a replacement share certificate to the applicant.

(3) The Company shall, if it intends to issue a replacement share certificate, publish a notice of its intention to do so at least once every thirty (30) days within a period of ninety (90) consecutive days in such newspapers as may be prescribed by the board of directors.

(4) The Company shall, prior to publication of its intention to issue a replacement share certificate, deliver to the stock exchange on which its shares are listed, a copy of the announcement to be published and may publish the announcement upon receipt of confirmation from such stock exchange that the announcement has been exhibited in the premises of the stock exchange. Such announcement shall be exhibited in the premises of the stock exchange for a period of ninety (90) days.

In the case of an application which is made without the consent of the registered holder of the Relevant Shares, the Company shall deliver by mail to such registered shareholder a copy of the announcement to be published.

(5) If, by the expiration of the 90-day period referred to in paragraphs (3) and (4) of this Article, the Company has not received any objection from any person in respect of the issuance of the replacement share certificate, it may issue a replacement share certificate to the applicant pursuant to his application.

(6) Where the Company issues a replacement share certificate pursuant to this Article, it shall forthwith cancel the original share certificate and document the cancellation of the original share certificate and issuance of a replacement share certificate in the register of shareholders accordingly.

(7) All expenses relating to the cancellation of an original share certificate and the issuance of a replacement share certificate shall be borne by the applicant and the Company is entitled to refuse to take any action until reasonable security is provided by the applicant therefor.

Article 49.	Where the Company issues a replacement share certificate pursuant to the Company's Articles of Association and a bona fide purchaser acquires such shares or where a shareholder subsequently becomes a registered shareholder of the Relevant Shares (and such shareholder being a bona fide purchaser), his name (title) shall not be removed from the register of shareholders.

Article 50.	The Company shall not be liable for any damages sustained by any person by reason of the cancellation of the original share certificate or the issuance of the replacement share certificate unless the claimant is able to prove that the Company has acted in a deceitful manner.

CHAPTER 7: SHAREHOLDERS' RIGHTS AND OBLIGATIONS

Article 51.	A shareholder of the Company is a person who lawfully holds shares in the Company and whose name (title) is entered in the register of shareholders.

A shareholder shall enjoy rights and assume obligations according to the class and amount of shares held by him; shareholders who hold shares of the same class shall enjoy the same rights and assume the same obligations.

In the case of the joint shareholders, if one of the joint shareholders is deceased, only the other existing shareholders of the joint shareholders shall be deemed as the persons who have the ownership of the relevant shares. But the board of directors has the power to require them to provide a certificate of death acceptable to it for the purpose of modifying the register of shareholders. For joint shareholders of any shares, only the joint shareholder whose name appears first in the register of shareholders shall have the right to receive certificates of the relevant shares, receive notices of the Company, and attend and vote at shareholders’ general meetings of the Company. Any notice which is delivered to the shareholder shall be considered as all the joint shareholders of the relevant shares who have been delivered.

Article 52.	The holders of ordinary shares of the Company shall enjoy the following rights:

(1) the right to receive dividends and other distributions in proportion to the number of shares held;

(2) the right to attend or appoint a proxy to attend shareholders' general meetings and to vote thereat;

(3) the right of supervisory management over the Company's business operations and the right to present proposals or to raise queries;

(4) the right to transfer shares in accordance with laws, administrative regulations and provisions of the Company's Articles of Association;

(5) the right to obtain relevant information in accordance with the provisions of the Company's Articles of Association, including:

(i) the right to obtain a copy of the Company's Articles of Association, subject to payment of costs;

(ii) the right to inspect and copy, subject to payment of a reasonable fee:

(a) all parts of the register of shareholders;

(b) personal particulars of each of the Company's directors, supervisors, general manager and other senior officers, including:

(aa) present and former name and alias;

(bb) principal address (place of residence);

(cc) nationality;

(dd) primary and all other part-time occupations and duties;

(ee) identification documents and the numbers thereof;

(c) report on the state of the Company's share capital;

(d) reports showing the aggregate par value, quantity, highest and lowest price paid in respect of each class of shares repurchased by the Company since the end of the last accounting year and the aggregate amount paid by the Company for this purpose;

(e) minutes of shareholders' general meetings;

(6) in the event of the termination or liquidation of the Company, the right to participate in the distribution of surplus assets of the Company in accordance with the number of shares held;

(7) other rights conferred by laws, administrative regulations and the Company's Articles of Association.

Article 53.	The ordinary shareholders of the Company shall assume the following obligations:

(1)	to comply with the Company's Articles of Association;

(2)	to pay subscription monies according to the number of shares subscribed and the method of subscription;

(3)	other obligations imposed by laws, administrative regulations and the Company's Articles of Association.

Shareholders are not liable to make any further contribution to the share capital other than according to the terms which were agreed by the subscriber of the relevant shares at the time of subscription.

Article 54.

In addition to the obligations imposed by laws and administrative regulations or required by the listing rules of the stock exchange on which the Company's shares are listed, a controlling shareholder shall not exercise his voting rights in respect of the following matters in a manner prejudicial to the interests of all or part of the shareholders of the Company:

(1)	to relieve a director or supervisor of his duty to act honestly in the best interests of the Company;
(2)	to approve the expropriation by a director or supervisor (for his own benefit or for the benefit of another person) of the Company's assets in any way, including (but not limited to) opportunities which are beneficial to the Company;

(3)	to approve the expropriation by a director or supervisor (for his own benefit or for the benefit of another person) of the individual rights of other shareholders, including (but not limited to) rights to distributions and voting rights (save pursuant to a restructuring which has been submitted for approval by the shareholders in a general meeting in accordance with the Company's Articles of Association).

Article 55.	For the purpose of the above Article, a "controlling shareholder" means a person who satisfies any one of the following conditions:
(1)	a person who, acting alone or in concert with others, has the power to elect more than half of the board of directors;

(2)	a person who, acting alone or in concert with others, has the power to exercise or to control the exercise of 30% or more of the voting rights in the Company;

(3)	a person who, acting alone or in concert with others, holds 30% or more of the issued and outstanding shares of the Company;

(4)	a person who, acting alone or in concert with others, has de facto control of the Company in any other way.

CHAPTER 8: SHAREHOLDERS' GENERAL MEETINGS

Article 56.	The shareholders' general meeting is the organ of authority of the Company and shall exercise its functions and powers in accordance with the law.

Article 57.	The shareholders' general meeting shall have the following functions and powers:
	(1)	to decide on the Company's operational policies and investment plans;

(2)	to elect and replace directors and to decide on matters relating to the remuneration of directors;

(3)	to elect and replace supervisors who represent the shareholders and to decide on matters relating to the remuneration of the relevant supervisors;

(4)	to examine and approve the board of directors’ reports;

(5)	to examine and approve the supervisory committee’s reports;

(6)	to examine and approve the Company's annual financial budgets and final accounts;

(7)	to examine and approve the Company's profit distribution plans and loss recovery plans;

(8)	to decide on the increase or reduction of the Company’s registered capital;

(9)	to decide on matters such as merger, division, dissolution and liquidation of the Company;

(10)	to decide on the issue of debentures by the Company;

(11)	to decide on the appointment, dismissal and non-reappointment of the accountancy firms of the Company;

(12)	to amend the Company's Articles of Association;

(13)	to consider motions raised by shareholders who represent 5% or more of the total number of voting shares of the Company;

(14)	to decide on other matters which, according to law, administrative regulation or the Company's Articles of Association, need to be approved by shareholders in general meetings;
The shareholders in a general meeting may authorize or delegate to the board of directors to carry out matters that are authorised by them or may delegate the implementation of such matters to the board of directors.

Article 58.

The Company shall not, without the prior approval of shareholders in a general meeting, enter into any contract with any person (other than a director, supervisor, general manager and other senior officers) pursuant to which such person shall be responsible for the management and administration of the whole or the material part of the businesses of the Company.

Article 59.	Shareholders' general meetings consist of annual general meetings and extraordinary general meetings. Shareholders' general meetings shall be convened by the board of directors. Annual general meetings are held once every year and within six (6) months from the end of the preceding accounting year.

The board of directors shall convene an extraordinary general meeting within two (2) months of the occurrence of any one of the following events:

(1)	where the number of directors is fewer than the number required by the Company Law or less than two-thirds of the number of directors specified in the Company's Articles of Association;

(2)	where the unrecovered losses of the Company amount to one-third of the total amount of its share capital;

(3)	where shareholder(s) holding 10% or more of the Company's issued and outstanding voting shares request(s) in writing for the convening of an extraordinary general meeting;

(4)	whenever the board of directors deems necessary or the supervisory committee so requests;

(5)	whenever two or more independent directors so request.

Article 60.	When the Company convenes a shareholders' general meeting, written notice of the meeting shall be given forty-five (45) days before the date of the meeting (inclusive of the day on which the meeting is held) to notify all of the shareholders whose names appear in the share register of the matters to be considered and the date and place of the meeting. A shareholder who intends to attend the meeting shall deliver to the Company his written reply concerning his attendance at such meeting twenty (20) days before the date of the meeting.

Article 61.	When the Company convenes a shareholders' annual general meeting, shareholder(s) holding 5% or more of the total voting shares of the Company shall have the right to propose new motions in writing, and the Company shall place such proposed motions on the agenda for such annual general meeting if they are matters falling within the functions and powers of shareholders in general meetings.

Article 62.	The Company shall, based on the written replies that it receives from the shareholders twenty (20) days before the date of the shareholders' general meeting, calculate the number of voting shares represented by the shareholders who intend to attend the meeting. If the number of voting shares represented by the shareholders who intend to attend the meeting amounts to more than one-half of the Company's total voting shares, the Company may hold the meeting; if not, then the Company shall, within five (5) days, notify the shareholders by way of public announcement the matters to be considered at, and the place and date for, the meeting. The Company may then hold the meeting after publication of such announcement.

A shareholders' extraordinary general meeting shall not decide on any matter not stated in the notice for the meeting.

Article 63.	A notice of a meeting of the shareholders of the Company shall satisfy the following criteria:

(1)	be in writing;

(2)	specify the place, date and time of the meeting;

(3)	state the matters to be discussed at the meeting;

(4)	provide such information and explanation as are necessary for the shareholders to make an informed decision on the proposals put before them. This principle shall apply to (but not limited to) situations where a proposal is made for the merger of the Company with another, to repurchase the shares of the Company, to reorganize the Company’s share capital, or to restructure the Company in any other way. The specific terms of the proposed transaction must be provided together with copies of the proposed agreement, if any, and the cause and effect of such proposal must be properly explained;

(5)	contain a disclosure of the nature and extent, if any, of the material interests of any director, supervisor, general manager and other senior officers in the proposed transaction, and where the effect which the proposed transaction will have on such persons in their capacity as shareholders is different from the effect on the interests of shareholders of the same class, an explanation shall be given on such differences;

(6)	contain the full text of any special resolution to be proposed for adoption at the meeting;

(7)	contain a conspicuous statement that a shareholder entitled to attend and vote at such meeting is entitled to appoint one (1) or more proxies to attend and vote at such meeting on his behalf and that such proxy(ies) need not be a shareholder;

(8)	specify the time and place for lodging proxy forms for the relevant meeting.

Article 64.	Notice of shareholders' general meetings shall be served on each shareholder (regardless of whether such shareholder is entitled to vote at the meeting), by personal delivery or prepaid airmail to the address of the shareholder as shown in the register of shareholders. For the holders of Domestic Shares, notice of the meetings may also be issued by way of public announcement.

The public announcement referred to in the preceding paragraph shall be published in one (1) or more national newspapers designated by the securities authority of the State Council within the interval of forty-five (45) days to fifty (50) days before the date of the meeting; after the publication of such announcement, the holders of Domestic Shares shall be deemed to have received the notice of the relevant shareholders' general meeting.

Article 65.

The accidental omission to give notice of a meeting to, or the failure to receive the notice of a meeting by, any person entitled to receive such notice shall not invalidate the meeting and the resolutions adopted thereat.

Article 66.

Any shareholder who is entitled to attend and vote at a general meeting of the Company shall be entitled to appoint one (1) or more persons (such person(s) does not have to be a shareholder) as his proxy(ies) to attend and vote on his behalf, and a proxy(ies) so appointed shall be entitled to exercise the following rights in accordance with the authorization from that shareholder:

(1)	the shareholders' right to speak at the meeting;

(2)	the right to demand or join in demanding a poll;

(3)	the right to vote by hand or on a poll, but a proxy of a shareholder who has appointed more than one (1) proxy may only vote on a poll.

Where any member, under the Listing Rules, is required to abstain from voting on any particular resolution or is restricted to voting only for or only against any particular resolution, any votes cast by or on behalf of such member in contravention of such requirement or restriction shall not be counted.

Article 67.

The instrument appointing a proxy shall be in writing under the hand of the appointer or his attorney duly authorized in writing, or if the appointer is a legal entity, such instrument shall be delivered either under seal or under the hand of a director or a duly authorized attorney.  The letter of authorization shall contain the number of the shares to be represented by the proxy. If several persons are authorized as the proxies of the shareholder, the letter of authorization shall specify the number of shares to be represented by each proxy.

Article 68.

The instrument appointing a proxy and, if such instrument is signed by a person under a power of attorney or other authority on behalf of the appointer, a duly notarized power of attorney for signing the proxy form or other documents evidencing such authority shall be deposited at the registered address of the Company or at such other place as is specified for that purpose in the notice convening the meeting, not less than twenty-four (24) hours before either the time for holding the meeting at which the proxy propose to vote or the time appointed for the voting of the resolution. The proxy form shall have on it the date of its execution.

If the appointer is a legal person, its legal representative or such person as is authorized by a resolution of its board of directors or other governing body may attend any meeting of shareholders of the Company as a representative of the appointer.

If the shareholder is a recognized clearing house (or its agent), such shareholder is entitled to appoint one or more persons as his proxies to attend on his behalf at a general meeting or at any class meeting as it sees fit, but, if one or more persons have such authority, the letter of authorization shall contain the number and class of the shares in connection with such authorization. Such person can exercise the right on behalf of the recognized clearing house (or its attorney) as if he is the individual shareholder of the Company.

Article 69.	Any form issued to a shareholder by the directors for use by such shareholder for the appointment of a proxy to attend and vote at meetings of the Company shall be in a form that enables the shareholder to freely instruct the proxy to vote in favour of or against the motions, with such instructions being individually given in respect of each matter to be voted on at the meeting. Such a form shall contain a statement that, in the absence of specific instructions from the shareholder, the proxy may vote as he thinks fit.

Article 70.	A vote given in accordance with the terms of a proxy shall be valid notwithstanding the death or loss of capacity of the appointer or revocation of the proxy or the authority under which the proxy was executed or the transfer of the shares in respect of which the proxy is given, provided that the Company did not receive any written notice in respect of such matters before the commencement of the relevant meeting.

Article 71.

A proxy attending a shareholder’s general meeting shall present his proof of identity.  Save for shareholders who are recognized clearing houses (or its agent), if a shareholder as a legal person appoints its legal representative to attend a meeting, such legal representative shall present his proof of identity and a duly notarized copy of the resolutions of such shareholder's board of directors or other documents evidencing such authority in respect of the appointment of the proxy or any other copy certified in a manner acceptable to the Company.

Article 72.	Resolutions of shareholders' general meetings shall be divided into ordinary resolutions and special resolutions.
An ordinary resolution must be passed by votes representing more than one-half of the voting rights represented by the shareholders (including proxies) present at the meeting.

A special resolution must be passed by votes representing more than two-thirds of the voting rights represented by the shareholders (including proxies) present at the meeting.

Shareholders (including proxies) shall expressly indicate whether they are in favour of or against any matter being voted on. Any abstention from voting or vote of abstention shall not be regarded as valid votes when the Company counts the votes in respect of the relevant matter.

Article 73.	A shareholder (including a proxy), when voting at a shareholders' general meeting, may exercise such voting rights as are attached to the number of voting shares which he represents. Each share shall have one (1) vote.

Article 74.	At any shareholders' general meeting, a resolution shall be decided on a show of hands unless a poll is demanded before or after a vote has been carried out by a show of hands:

(1)	by the chairman of the meeting;

(2)	by at least two (2) shareholders present in person or by proxy entitled to vote thereat;

(3)	by one (1) or more shareholders (including proxies) representing 10 % or more of shares (held solely or in combination) carrying the right to vote at the meeting.

Unless a poll is demanded, a declaration by the chairman that a resolution has been passed on a show of hands and the record of such in the minutes of the meeting shall be conclusive evidence of the fact that such resolution has been passed. There shall be no requirement in providing evidence of the number or proportion of votes in favour of or against such resolution.

The demand for a poll may be withdrawn by the person who demands the same.

Article 75.	A poll demanded on the election of the chairman of the meeting, or on a question of adjournment of the meeting, shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs, and the meeting may proceed to any other business pending the taking of the poll. The result of the poll shall be deemed to be a resolution of the meeting at which the poll was demanded.

Article 76.	On a poll taken at a meeting, a shareholder (including a proxy) entitled to two (2) or more votes need not cast his votes either all for or all against the resolution.
Article 77.	In the case of an equality of votes for and against a resolution, whether on a show of hands or on a poll, the chairman of the meeting shall have a casting vote.

Article 78.	The following matters shall be resolved by ordinary resolutions at shareholders' general meetings:

(1)	work reports of the board of directors and the supervisory committee;

(2)	profit distribution plans and loss recovery plans formulated by the board of directors;

(3)	election or removal of members of the board of directors and members of the supervisory committee, remuneration and manner of payment of such members;

(4)	annual budgets and final accounts, balance sheets and profit and loss accounts and other financial statements of the Company;

(5)	matters other than those which are required by the laws and administrative regulations or by the Company's Articles of Association to be adopted by special resolution.

Article 79.	The following matters shall be resolved by a special resolution at a shareholders' general meeting:

(1)	the increase or reduction in share capital and the issue of shares of any class, warrants and other securities of a similar nature;

(2)	the issue of debentures by the Company;

(3)	the division, merger, dissolution and liquidation of the Company;

(4)	amendment of the Company's Articles of Association;

(5)	amendment to rights of shareholders of any class; and

(6)	any other matter resolved by way of an ordinary resolution by shareholders in general meeting which the shareholders consider may have a material impact on the Company and should be adopted by a special resolution.

Article 80.	Any resolution adopted by a shareholders’ general meeting shall comply with relevant provisions of PRC laws, administrative regulations and these Articles of Association.

Article 81.	Shareholders who request for the convening of an extraordinary general meeting or a class meeting shall comply with the following procedures:

(1)	Two (2) or more shareholders holding in aggregate 10% or more of the shares carrying the right to vote at the meeting sought to be held shall sign one (1) or more written requisitions in the same format and with the same content, stating the proposed matters to be discussed at the meeting, and requiring the board of directors to convene a shareholders' extraordinary general meeting or a class meeting thereof. The board of directors shall as soon as possible proceed to convene the extraordinary general meeting of shareholders or a class meeting thereof after receipt of such written requisition(s). The shareholdings of such shareholders referred to above shall be calculated as at the date of making the requisition(s).

(2)	If the board of directors fails to issue a notice of such a meeting within thirty (30) days from the date of receipt of the requisition(s), the shareholders who make the requisitions(s) may themselves convene such a meeting (in a manner as similar as possible to the manner in which shareholders' meetings are convened by the board of directors) within four (4) months from the date of receipt of the requisition(s) by the board of directors.

Any reasonable expenses incurred by the shareholders who make the requisition(s) by reason of failure of the board of directors to duly convene a meeting shall be reimbursed by the Company and any sum so reimbursed shall be set-off against sums owed by the Company to the defaulting directors.

Article 82.	The Chairman of the board of directors shall convene and chair every shareholders' general meeting. If the Chairman is unable to attend the meeting for any reason, the vice-chairman of the board of directors shall convene and chair the meeting. If both the Chairman and the vice-chairman of the board of directors are unable to attend the meeting, then the board of directors may designate a director to convene and chair the meeting. If no chairman of the meeting has been so designated, shareholders present shall choose one (1) person to act as the chairman of the meeting. If for any reason the shareholders fail to elect a chairman, then the shareholder (including a proxy) holding the largest number of shares carrying the right to vote thereat shall be the chairman of the meeting.

Article 83.	The chairman of the meeting shall be responsible for determining whether a resolution has been passed. His decision, which shall be final and conclusive, shall be announced at the meeting and recorded in the minute book.

Article 84.	If the chairman of the meeting has any doubt as to the result of a resolution which has been put to vote at a shareholders' meeting, he may have the votes counted. If the chairman of the meeting has not counted the votes, any shareholder who is present in person or by proxy and who objects to the result announced by the chairman of the meeting may, immediately after the declaration of the result, demand that the votes be counted and the chairman of the meeting shall count the votes immediately.

Article 85.

If votes are counted at a shareholders' general meeting, the result of the count shall be recorded in the minute book.

The Company secretary shall prepare the record of the shareholders’ general meeting, which shall be signed by directors attending the meeting.

Resolutions adopted by a shareholders’ general meeting shall be included in the minutes of the meeting. The record and minutes of the meeting shall be in Chinese. Such record and minutes, shareholders' attendance lists and proxy forms shall be kept at the Company's registered address.

Article 86.	Copies of the minutes of proceedings of any shareholders' meeting shall, during business hours of the Company, be open for inspection by any shareholder without charge. If a shareholder requests for a copy of such minutes from the Company, the Company shall send a copy of such minutes to him within seven (7) days after receipt of reasonable fees by the Company.

CHAPTER 9: SPECIAL PROCEDURES FOR VOTING BY A CLASS OF SHAREHOLDERS

Article 87.

Class shareholders are those shareholders who hold different classes of shares.

Class shareholders shall enjoy rights and assume obligations in accordance with laws, administrative regulations and the Company's Articles of Association.

Article 88.	Rights conferred on any class of shareholders may not be varied or abrogated save with the approval of a special resolution of shareholders in a general meeting and by holders of shares of that class at a separate meeting convened in accordance with Articles 90 to 94.

Article 89.	The following circumstances shall be deemed to be variation or abrogation of the rights attaching to a particular class of shares:

(1)	to increase or decrease the number of shares of that class, or to increase or decrease the number of shares of a class having voting or equity rights or privileges equal or superior to those of shares of that class;

(2)	to exchange all or part of the shares of that class for shares of another class, or to exchange or to create a right to exchange all or part of the shares of another class for shares of that class;

(3)	to remove or reduce rights to accrued dividends or rights to cumulative dividends attached to shares of that class;

(4)	to reduce or remove preferential rights attached to shares of that class to receive dividends or to the distribution of assets in the event that the Company is liquidated;

(5)	to add, remove or reduce conversion rights, election rights, voting rights, transfer or pre-emptive rights, or rights to acquire securities of the Company attached to shares of that class;

(6)	to remove or reduce rights to receive payment payable by the Company in particular currencies attached to shares of that class;

(7)	to create a new class of shares having voting or equity rights or other privileges equal or superior to those of the shares of that class;

(8)	to restrict the transfer or ownership of shares of that class or to increase the types of restrictions attaching thereto;

(9)	to allot and issue rights to subscribe for, or to convert the existing shares into, shares in the Company of that class or another class;

(10)	to increase the rights or privileges of shares of another class;

(11)	to restructure the Company in such a way so as to result in the disproportionate distribution of obligations between the various classes of shareholders;

(12)	to vary or abrogate the provisions of this Chapter.

Article 90.

Shareholders of the affected class, regardless of whether having the right to vote or not at shareholders' general meetings, have the right to vote at class meetings in respect of matters concerning sub-paragraphs (2) to (8), (11) and (12) of Article 89, but interested shareholder(s) shall not be entitled to vote at such class meetings.

"(An) interested shareholder(s)", as such term is used in the preceding paragraph:

(1)	in the case of a repurchase of shares by way of a general offer to all shareholders of the Company in the same proportion for all shareholders or by way of public dealing on a stock exchange pursuant to Article 31, an “interested shareholder” refers to a controlling shareholder within the meaning of Article 55 herein;

(2)	in the case of a repurchase of shares by an off-market agreement pursuant to Article 31, an “interested shareholder” refers to a shareholder to whom the proposed agreement relates;

(3)	in the case of a restructuring of the Company, an “interested shareholder“ refers to a shareholder who assumes a relatively lower proportion of obligation than the obligations imposed on shareholders of that class under the proposed restructuring or who has an interest in the proposed restructuring different from the general interests of the shareholders of that class.

Article 91.

Resolutions of a class of shareholders shall be passed by votes representing more than two-thirds of the voting rights of shareholders of that class represented at the relevant meeting who, according to Article 90, are entitled to vote thereat.

Article 92.

Written notice of a class meeting shall be despatched to all shareholders who are registered as holders of that class in the register of shareholders forty-five (45) days (inclusive of the day of the class meeting) before the date of the class meeting. Such notice shall give such shareholders notice of the matters to be considered at such meeting, the date and the place of the class meeting. A shareholder who intends to attend the class meeting shall deliver his written reply to the Company twenty (20) days before the date of the class meeting.

If the shareholders who intend to attend such class meeting represent more than half of the total number of shares of that class which have the right to vote at such meeting, the Company may hold the class meeting; if not, the Company shall within five (5) days give the shareholders further notice of the matters to be considered, the date and the place of the class meeting by way of public announcement. The Company may then hold the class meeting after such public announcement has been made.

Article 93.	Notice of class meetings need only be served on shareholders entitled to vote thereat.

To the extent possible class meetings shall be conducted in a manner similar to shareholders' general meetings. The provisions of the Company's Articles of Association relating to the conduct of shareholders' general meetings shall also apply to class meetings.

Article 94.	Apart from the holders of other classes of shares, the holders of the Domestic Shares and holders of Overseas-Listed Foreign-Invested Shares shall be deemed to be holders of different classes of shares.

The special procedures for approval by a class of shareholders shall not apply in the following circumstances:

(1)	where the Company issues, upon the approval by special resolution of its shareholders in a general meeting once every twelve (12) months, either separately or concurrently, issue not more than 20% of each of its existing issued Domestic Shares and Overseas-Listed Foreign-Invested Shares that has been issued; or

(2)	where the Company's plan to issue Domestic Shares and Overseas-Listed Foreign-Invested Shares at the time of its establishment is carried out within fifteen (15) months from the date of approval of the securities authority of the State Council.

CHAPTER 10: BOARD OF DIRECTORS

Article 95.

The Company shall have a board of directors. The board of directors shall consist of twelve (12) directors, of which four (4) shall be independent (non-executive) directors (meaning directors who are independent from the Company’s shareholders and do not hold positions within the Company).

The board of directors shall have one (1) Chairman.

Where necessary, the board of directors may establish audit, remuneration, nomination and other specialised committees.

Article 96.

Directors shall be elected at the shareholders' general meeting for a term of three (3) years. At the expiry of a director's term, the director may stand for re-election and reappointment for further term.

The minimum period during which written notice given to the Company of the intention to propose a person for election as a director, and during which written notice to the Company by such person of his willingness to be elected may be given, will be at least 7 days. Such period will commence no earlier than the day after the despatch of the notice of the meeting for the purpose of considering such election and shall end no later than 7 days prior to the date of such meeting.

Nine (9) members of the first session of the board of directors shall be nominated by the promoters of the Company and elected at the Company’s inaugural meeting. The number of directors elected for each subsequent session of the board of directors shall not be less than that stipulated in Article 95 or more than the maximum determined at the shareholders’ general meeting by an ordinary resolution. Where the number of directors elected by voting exceeds the maximum number of directors proposed, directors who are elected within the maximum number so determined shall be those who get the largest number of votes and appointed in the sequence starting with those with the largest number of votes.

Subject to compliance with all relevant laws and administrative regulations, the shareholders' general meeting may by ordinary resolution remove any director prior to the expiration of such director’s term of office. However, such director's right to claim for damages pursuant to any contract due to his loss of office shall not be affected.

The Chairman shall be elected and removed by more than one-half of all of the members of the board of directors. The term of office of each of the Chairman is three (3) years. The Chairman may stand for re-election and may be elected for further term.

The external directors shall have sufficient time and necessary knowledge and ability to perform their duties. When an external director performs his duties, the Company must provide necessary information and independent (non-executive) directors may directly report to the shareholders’ meeting, the securities regulatory authority under the State Council and other relevant departments.

The executive directors shall handle matters as authorized by the board of directors.

The directors shall not be required to hold shares in the Company.

Article 97.	The board of directors is accountable to the shareholders in general meeting and exercises the following functions and powers:

(1)	to be responsible for the convening of the shareholders' general meetings and to report on its work to the shareholders in general meeting;

(2)	to implement the resolutions passed by the shareholders in general meeting;

(3)	to determine the Company's business plans and investment proposals;

(4)	to formulate the Company's annual financial budgets and final accounts;

(5)	to formulate the Company's profit distribution proposal and loss recovery proposal;

(6)	to formulate the Company’s debt and financial policies, proposals for the increase or reduction of the Company's registered capital and for the issuance of the Company's debentures;

(7)	to draw up the Company’s material acquisition and disposal proposals and plans for the merger, division or dissolution of the Company;

(8)	to decide on the Company's internal management structure;

(9)	to appoint or remove the Company's general manager and to appoint or remove the deputy general managers, and financial deputy general manager of the Company based on the recommendations of the general manager; to appoint or remove the secretary of the board of directors, and to decide on their remuneration;

(10)	to decide on the establishment of the Company’s branch organisations;

(11)	to formulate proposals for amendment of the Company's Articles of Association;

(12)	to formulate the basic management structure of the Company;

(13)	except matters that the Company Law and these Articles of Association require to be resolved by the shareholders in general meeting, to decide on other material and administrative matters of the Company and to execute other material agreements;

(14)	to perform any other functions or exercise any other powers conferred by the shareholders in general meeting or these Articles of Association.

Other than the board of directors' resolutions in respect of the matters specified in sub-paragraphs (6), (7) and (11) of this Article, which shall be passed by the affirmative vote of more than two-thirds of all the directors, the board of directors' resolutions in respect of all other matters may be passed by the affirmative vote of a simple majority of the directors.

Resolutions made by the board of directors on the Company’s connected transactions shall come into effect only after they are signed by the independent (non-executive) directors.

Article 98.

Prior to making decisions on material issues of the Company, the board of directors shall seek advice from the Party organisations. When the board of directors appoints senior management personnel of the Company, the Party organisations shall consider and provide comments on the candidates for management positions nominated by the board of directors or the general manager, or recommend candidates to the board of directors and/or the general manager.

Article 99.	The board of directors shall not, without the prior approval of shareholders in a general meeting, dispose or agree to dispose of any fixed assets of the Company where the aggregate of the amount or value of the consideration for the proposed disposition, and the amount or value of the consideration for any such disposition of any fixed assets of the Company that has been completed in the period of four (4) months immediately preceding the proposed disposition, exceeds 33% of the value of the Company's fixed assets as shown in the latest balance sheet which was tabled at a shareholders' general meeting.

For the purposes of this Article, a "disposition" includes an act involving the transfer of an interest in assets but does not include the pledging of fixed assets as guarantee.

The validity of a disposition by the Company shall not be affected by any breach of the first paragraph of this Article.

Before the board of directors makes a decision on market development, merger and acquisition, investment in new areas, etc., in relation to projects involving an investment amount or asset value of the acquisition or merger amounting to more than 10% of the total assets of the Company, an independent consulting agency shall be engaged to provide its professional opinions which shall form an important basis of the decisions of the board of directors.

Article 100.	The Chairman of the board of directors shall exercise the following powers:

(1)	to preside over shareholders' general meetings and to convene and preside over meetings of the board of directors;

(2)	to organise the implementation of the duties of the board of directors and to check on the implementation status of resolutions passed by the board of directors at its meetings;

(3)	to sign the securities certificates issued by the Company;

(4)	to exercise other powers conferred by the board of directors.

When the Chairman is unable to exercise his powers, such powers shall be exercised by the executive director who has been designated by the Chairman to exercise such powers on his behalf.

Article 101.	Meetings of the board of directors shall be held at least twice every year and shall be convened by the Chairman of the board of directors. All of the directors should be notified about the meeting ten (10) days beforehand. Where there is an urgent matter, an extraordinary meeting of the board of directors may be held if it is so requested by six (6) of the directors, the Chairman of the board of directors or the Company's general manager. Such extraordinary meeting shall not be subject to the provisions of Article 102 on notice of the meetings.

Article 102.	Notice of meetings of the board of directors shall be delivered as follows:

(1)	For regular meetings of the board of directors of which the time and venue have been stipulated by the board of directors beforehand, no notice of the convening of such meetings will be needed.

(2)	For meetings of the board of directors of which the time and venue have not been decided by the board of directors beforehand, the Chairman of the board of directors shall notify the directors of the time and venue of such meeting 10 days in advance by telex, by telegram, by facsimile, by express courier service or by registered mail or in person, unless otherwise provided for in Article 101.

(3)	Notice of meetings may be served in Chinese, with an English translation attached thereto when necessary, and in each case accompanied by a meeting agenda. A director may waive his right to receive notice of a board meeting.

Article 103.

In strict compliance with the required procedures, all executive and external directors must be notified about the material matters that must be decided by the board of directors within the time limit stipulated in Article 102, and sufficient materials must be provided at the same time. Directors may request for supplementary information. If more than one-fourth of the total number of directors or more than two external directors consider that the materials provided are not sufficient or the supporting arguments are not clear, they may jointly propose to postpone the meeting or postpone the discussion of certain matters on the agenda of the meeting and the board of directors shall accept such proposal.

Notice of a meeting shall be deemed to have been given to any director who attends the meeting and does not protest against, before or at its commencement, any lack of notice.

Any regular or extraordinary meeting of the board of directors may be held by way of telephone conferencing or with the assistance of similar communication equipment so long as all directors participating in the meeting can hear and communicate with each other clearly. All such directors shall be deemed to be present in person at the meeting.

Article 104.	A board of directors meeting shall only be convened if more than half of the board of directors are present (including any directors appointed pursuant to Article 105 to attend the meeting as the representatives of other directors). Each director has one vote. All resolutions require the affirmative votes of more than half of all the board of directors in order to be passed. In the case of equal number of votes for and against a resolution the Chairman of the board of directors is entitled to a casting vote.

Article 105.	Directors shall attend the meetings of the board of directors in person. Where a director is unable to attend a meeting for any reason, he may by a written power of attorney appoint another director to attend the meeting on his behalf. The power of attorney shall set out the scope of the authorization.

A Director appointed as the representative of another director to attend the meeting shall exercise the rights of a director within the scope of authority conferred by the appointing director. Where a director is unable to attend a meeting of the board of directors and has not appointed the representative to attend the meeting on his behalf, he shall be deemed to have waived his right to vote at the meeting.

Expenses incurred by a director for attending a meeting of the board of directors shall be paid by the Company. These expenses include the costs of transportation between the premises of the director and the venue of the meeting in different cities and accommodation expenses during the meeting. Rent of the meeting place, local transportation costs and other reasonable out-of-pocket expenses shall be paid by the Company.

Article 106.	The board of directors may accept a written resolution in lieu of a board meeting provided that a draft of such written resolution shall be delivered to each director in person, by mail, by telegram or by facsimile. If the board of directors has delivered such proposed written resolution to all the directors and the directors who signed and approved such resolution have reached the required quorum, and the same has been delivered to the secretary of the board of directors, such resolution shall become a board resolution and a board meeting need not be convened.

Article 107.

The board of directors shall keep minutes of matters considered and resolutions passed at meetings of the board of directors in Chinese. Opinions of the independent (non-executive) directors shall be clearly stated in the resolutions of the board of directors. The minutes of each board meeting shall be provided to all the directors promptly. Directors who wish to amend or supplement the minutes shall submit the proposed amendments to the Chairman in writing within one week after receipt of the meeting minutes. After the minutes have been finalized, they shall be signed by the directors present at the meeting and by the person who recorded the minutes. The minutes of board meetings shall be kept at the registered address of the Company in the PRC and a complete copy of the minutes shall be promptly sent to each director.

The directors shall be liable for the resolutions of the board of directors. If a resolution of the board of directors violates the laws, administrative regulations or the Company's Articles of Association and the Company suffers serious losses as a result, the directors who participated in the passing of such resolution are liable to compensate the Company therefore such losses. However, if it has been proven that a director expressly objected to the resolution when the resolution was voted on, and that such objection was recorded in the minutes of the meeting, such director may be released from such liability.

CHAPTER 11: SECRETARY OF THE BOARD OF DIRECTORS

Article 108.

The Company shall have one (1) secretary of the board of directors. The secretary shall be a senior officer of the Company.

Where necessary, the board of directors may establish a secretarial office of the board of directors.

Article 109.

The secretary of the Company's board of directors shall be a natural person who has the requisite professional knowledge and experience, and shall be appointed by the board of directors.

The main tasks of the secretary of the board of directors include:

(1)	to assist the directors in the day-to-day work of the board of directors, to continuously provide the directors with, to remind the directors of and to ensure that the directors understand the regulations, policies and requirements of the foreign and domestic regulatory authorities on the operation of the Company, to assist the directors and the general manager to effectively implement relevant foreign and domestic laws, regulations, the Company’s Articles of Association and other relevant regulations when carrying out their duties;

(2)	to be responsible for the organization and preparation of documents for board meetings and shareholders’ meetings, to take proper meeting minutes, to ensure that the resolutions passed at the meetings comply with statutory procedures and to be knowledgeable about the implementation of the resolutions of the board of directors;

(3)	to be responsible for the organization and coordination of information disclosure, to coordinate the relationship with investors and to increase transparency of the Company;

(4)	to participate in the structuring of financing through the capital markets;

(5)	to deal with intermediaries, regulatory authorities and media, and to maintain good public relations.

Duties of the secretary of the board of directors include:

(1)	to organise and prepare for the board meetings and shareholders’ meetings, to prepare documents for the meetings, to make relevant arrangements for the meetings, to be responsible for taking meeting minutes, to ensure the accuracy of the records, to keep meeting documents and minutes and to take proactive steps to become knowledgeable about the implementation of relevant resolutions; to report to and advise the board of directors on important issues during implementation of the resolutions.

(2)	to ensure that material decisions of the board of directors are implemented in strict compliance with the required procedures; upon request by the board of directors, to participate in, and to organize the consultation and analysis of matters to be decided by the board of directors and provide relevant advice and recommendations thereon; to carry out the day-to-day work of the board of directors and its relevant committees upon delegation.

(3)	to act as a contact point between the Company and securities regulatory authorities, to be responsible for the organisation of the preparation and timely submission of documents required by the regulatory authorities, responsible for carrying out the tasks given by the regulatory authorities and organising their accomplishment.

(4)	to be responsible for coordinating and organizing the Company’s information disclosure, to set up a sound information disclosure system, to participate in all the meetings of the Company in relation to information disclosure, to timely obtain important business decisions and the relevant information.

(5)	to be responsible for keeping price sensitive information of the Company confidential and to formulate an effective system of maintaining confidentiality and related measures; to take necessary remedial actions in the event of the unintended disclosure for whatever reason of any price sensitive information of the Company; and to make prompt explanations and clarifications and notify the regulatory authority of the overseas listing place and CSRC thereof.

(6)	to be responsible for the coordination and organisation of market promotions, to coordinate visits to the Company, to deal with relationship with investors, to maintain communication with investors, intermediaries and media, to be responsible for coordinating and answering questions raised by the public, and to ensure that the investors promptly obtain the information disclosed by the Company; to organise and prepare for marketing and promotion activities outside and in the PRC, to draw up summary reports on market promotion activities and important visits to the Company and to organise the reporting of the same to CSRC.

(7)	to be responsible for administering and keeping the register of the members of the Company, the register of the directors of the Company, the shareholding of major shareholders and directors and list of the holders of the outstanding debentures of the Company in issue.

(8)	to assist the directors and the general manager in complying with foreign and domestic laws, regulations, the Company’s Articles of Association and other relevant regulations in exercising their powers. After becoming aware that any resolutions made or likely to be made by the Company are in breach of relevant regulations, the secretary is obliged to give prompt warnings and shall have the right to report such facts to the CSRC and other regulatory authorities.

(9)	to coordinate the provision of necessary information required by the Company’s supervisory committee and other examination body for their supervisory functions, and assist them in their investigation on the relevant financial officer, directors of the Company and general manager on whether they have satisfied their responsibility for trust–worthiness.

(10)	to exercise other powers and duties authorized by the board of directors and other powers and duties required in the overseas listing jurisdiction.

Article 110.

A director or other senior officer of the Company may also act as the secretary of the board of directors. Accountants of the accountancy firm which has been appointed by the Company to act as its auditors shall not act as the secretary of the board of directors.

Where the office of secretary is held concurrently by a director, and an act is required to be done by a director and a secretary separately, the person who holds the office of director and secretary may not perform the act in a dual capacity.

Article 111.

The secretary of the board of directors shall diligently exercise his duties in accordance with the relevant provisions of these Articles of Association.

The secretary of the board of directors shall assist the Company in complying with the relevant PRC laws and the rules of the securities exchange on which the shares of the Company are listed.

CHAPTER 12: GENERAL MANAGER

Article 112.

The Company shall have a general manager who shall be appointed or dismissed by the board of directors.

The Company shall have several deputy general managers, and financial deputy general manager who shall assist the general manager. The deputy general managers and financial deputy general manager shall be nominated by the general manager and appointed or dismissed by the board of the directors.

 A member of the board of directors may act concurrently as the general manager or deputy general manager.

Article 113.	The general manager shall be accountable to the board of directors and shall exercise the following functions and powers:

(1) to be in charge of the Company’s production, operation and management and to organise the implementation of the resolutions of the board of directors;

(2) to organise the implementation of the Company’s annual business plan and investment proposal;

(3) to devise the establishment of the Company’s internal management structure;

(4) to draft plans for the establishment of the Company’s branch organisations;

(5) to devise the Company’s basic management system;

(6) to formulate basic rules and regulations of the Company;

(7) to propose the appointment or dismissal of the deputy general managers and financial deputy general manager of the Company;

(8) to appoint or dismiss management personnel other than those required to be appointed or dismissed by the board of directors;

(9) other powers conferred by the Company’s Articles of Association and the board of directors.

Article 114.

The general manager who is not a director shall be entitled to attend meetings of the board of directors and receive the notice of meeting and the relevant documents. The general manager who is not a director does not have any voting rights at board meetings.

Article 115.

In performing their duties and exercising their powers, the general manager, the deputy general managers and the financial deputy general manager shall not depart from the resolutions of the shareholders’ general meetings or the board of directors, or exceed their respective authority.

Article 116.

In performing their duties and powers, the general manager, the deputy general managers and the financial deputy general manager shall act honestly and diligently and in accordance with laws, administrative regulations and the Company’s Articles of Association.

Article 117.

The general manager, the deputy general managers, the financial deputy general manager and other senior officers who wish to resign shall give a three-month written notice to the board of directors. Department managers who wish to resign shall give a two-month written notice to the general manager.

CHAPTER 13: SUPERVISORY COMMITTEE

Article 118.

The Company shall have a supervisory committee. The supervisory committee is a permanent supervisory body of the Company responsible for supervising the board of directors and its members, the general manager, deputy general managers, financial deputy general manager and other senior officers of the Company to prevent them from abusing their powers and infringing the legitimate rights and interests of the shareholders, the Company and its employees.

Article 119.

The supervisory committee shall compose of five (5) supervisors including one external supervisor (hereinafter meaning supervisors who do not hold office in the Company).

The supervisory committee shall have one (1) chairman. Each supervisor shall serve for a term of three (3) years, which term is renewable upon re-election and re-appointment.

The election or removal of the chairman of the supervisory committee shall be determined by the affirmative votes of two-thirds or more of the members of the supervisory committee.

The chairman of the supervisory committee shall organise the implementation of the duties of the supervisory committee.

Article 120.

The supervisory committee shall comprise three (3) supervisors who represent the shareholders (hereinafter including those qualified as external supervisors) and two (2) supervisors who shall represent the employees.  Supervisors who represent the shareholders shall be elected or removed by the shareholders in general meetings, and the supervisor who represents employees shall be elected or removed by the employees democratically.

Where necessary, the supervisory committee may establish an office responsible for the day-to-day work of the supervisory committee.

Article 121.	The directors, the general manager, the deputy general managers and the financial deputy general manager of the Company shall not act concurrently as supervisors.

Article 122.	Meetings of the supervisory committee shall be held at least twice every year, and shall be convened by the chairman of the supervisory committee.

Article 123.	The supervisory committee shall be accountable to the shareholders in general meeting and shall exercise the following functions and powers in accordance with the law:

(1) to review the Company’s financial position;

(2)         to supervise the directors, general manager, deputy general managers, financial controller and other senior officers to ensure that they do not act in contravention of any law, administrative regulation or the Company’s Articles of Association;

(3)         to require any director, general manager, deputy general manager, financial controller or other senior officer who acts in a manner which is harmful to the Company’s interest to rectify such behaviour;

(4)         to check the financial information such as the financial report, business report and plans for distribution of profits to be submitted by the board of directors to the shareholders’ general meetings and to authorize, in the Company’s name, publicly certified accountants and practising auditors to assist in the re-examination of such information should any doubt arise in respect thereof;

(5) to propose to convene an extraordinary general meeting;

(6) to represent the Company in negotiations with or in bringing actions against a director;

(7) other functions and powers specified in the Company’s Articles of Association.

The supervisory committee may provide its opinions on the appointment of accountancy firm by the Company, and may appoint another accountancy firm in the name of the Company when necessary to independently examine financial affairs of the Company, and may directly report relevant information to the securities supervisory and management authorities of the State Council and other relevant authorities.

External supervisors shall report independently to the shareholders’ meeting on whether the senior officers have performed their duties honestly and diligently.

Supervisors shall attend meetings of the board of directors as observers.

Article 124.	Resolutions of the supervisory committee shall be passed by the affirmative vote of more than two-thirds of all of its members.
Article 125.

All reasonable fees incurred in respect of the employment of professionals (such as lawyers, certified public accountants and practising auditors) for the exercise of the supervisory committee’s functions and powers shall be borne by the Company.

Article 126.	A supervisor shall carry out his duties honestly and faithfully in accordance with laws, administrative regulations and the Company’s Articles of Association.

CHAPTER 14: THE QUALIFICATIONS AND DUTIES OF THE DIRECTORS,
SUPERVISORS, GENERAL MANAGER AND OTHER SENIOR OFFICERS OF THE COMPANY

Article 127.	A person may not serve as a director, supervisor, general manager or any other senior officer of the Company if any of the following circumstances apply:

(1) a person who does not have or who has limited capacity for civil conduct;

(2) a person who has been sentenced for corruption, bribery, infringement of property rights or misappropriation of property or other crimes which disrupt the social economic order, where less than a term of five (5) years has lapsed since the sentence was fully served, or a person who has been deprived of his political rights and not more than five (5) years have lapsed since the sentence was fully served;

(3)         a person who is a former director, factory manager or manager of a company or enterprise which has been dissolved or put into liquidation as a result of mismanagement and who was made personally liable for such dissolution or liquidation, and where less than three (3) years have lapsed since the date of completion of the insolvent liquidation of the company or enterprise;

(4)         a person who is a former legal representative of a company or enterprise the business licence of which was revoked due to violation of law and who are personally liable therefor, where less than three (3) years have elapsed since the date of the revocation of the business licence;

(5) a person who has a relatively large amount of debts which have become overdue;

(6) a person who is currently undergoing investigation by judicial organs for violation of criminal law;

(7) a person who, according to laws and administrative regulations, cannot act as a leader of an enterprise;

(8) a person other than a natural person;

(9)         a person who has been convicted by the competent authority for violation of relevant securities regulations and such conviction involves a finding that such person has acted fraudulently or dishonestly, and where less than five (5) years have lapsed from the date of such conviction.

Article 128.

The validity of an act carried out by a director, the general manager, and other senior officers of the Company on behalf of the Company as against a bona fide third party acting in good faith, shall not be affected by any irregularity in his office, his election or any defect in his qualification.

Article 129.

In addition to the obligations imposed by laws, administrative regulations or the listing rules of the stock exchange on which shares of the Company are listed, each of the Company’s directors, supervisors, general manager and other senior officers owes a duty to each shareholder, in the exercise of the functions and powers entrusted to him by the Company:

(1) not to cause the Company to exceed the scope of business stipulated in its business licence;

(2) to act honestly and in the best interests of the Company;

(3) not to expropriate the Company’s property in any way, including (but not limited to) usurpation of opportunities which benefit the Company;

(4)         not to expropriate the individual rights of shareholders, including (but not limited to) rights to distribution and voting rights, save and except pursuant to a restructuring of the Company which has been submitted to the shareholders for approval in accordance with the Company’s Articles of Association.

Article 130.

Each of the Company’s directors, supervisors, general manager and other senior officers owes a duty, in the exercise of his powers and in the discharge of his duties, to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Article 131.

Each of the Company’s directors, supervisors, general manager and other senior officers shall exercise his powers or perform his duties in accordance with the fiduciary principle, and shall not put himself in a position where his duty borne and his personal interest may conflict. This principle shall mean (without limitation) discharging the following obligations:

(1) to act honestly and in the best interests of the Company;

(2) to act within the scope of his powers and not to exceed such powers;

(3)          to exercise the discretion vested in him personally and not to allow himself to act under the control of another and, unless and to the extent permitted by laws, administrative regulations or with the informed consent of shareholders given in a general meeting, not to delegate the exercise of his discretion;

(4) to treat shareholders of the same class equally and to treat shareholders of different classes fairly;

(5)          unless otherwise provided for in the Company’s Articles of Association or except with the informed consent of the shareholders given in a general meeting, not to enter into any contract, transaction or arrangement with the Company;

(6) not to use the Company’s property for his own benefit unless with the informed consent of the shareholders given in a general meeting;

(7) not to exploit his position by accepting bribes or other illegal income or expropriate the Company’s property in any way, including (but not limited to) opportunities which benefit the Company;

(8) not to accept commissions in connection with the Company’s transactions unless with the informed consent of the shareholders given in a general meeting;

(9)         to comply with the Company’s Articles of Association, to perform his official duties faithfully, to protect the Company’s interests and not to exploit his position and power in the Company to advance his own interests;

(10)       not to compete with the Company in any way unless with the informed consent of the shareholders given in a general meeting;

(11)       not to misappropriate the Company’s funds or to lend such funds to any other person, not to use the Company’s assets to set up deposit accounts in his own name or in any other name or to use such assets to guarantee the debts of a shareholder of the Company or any other personal liabilities;

(12)       not to release any confidential information which he has obtained during his term of office unless with the informed consent of the shareholders in a general meeting; nor shall he use such information in any other way other than for the Company’s benefit, save that disclosure of such information to the court or other governmental authorities is permitted if:

(i) disclosure is made under compulsion of law; (ii) public interests so warrants; (iii) the interests of the relevant director, supervisor, general manager or other senior officer so requires.

Article 132.

Each director, supervisor, general manager and other senior officer of the Company shall not direct the following persons or institutions (“associates”) to act in a manner which he is prohibited from so acting:

(1) the spouse or minor child of the director, supervisor, general manager or other senior officer;

(2) the trustee of the director, supervisor, general manager or other senior officer or of any person described in sub-paragraph (1) above;

(3) the partner of that director, supervisor, general manager or other senior officer or any person referred to in sub-paragraphs (1) and (2) of this Article;

(4) a company in which that director, supervisor, general manager or other senior officer, whether alone or jointly with one (1) or more of the persons referred to in sub-paragraphs (l), (2) and (3) of this Article and other directors, supervisors, general manager and other senior officers, has de facto controlling interest;

(5) the directors, supervisors, general manager and other senior officers of a company which is being controlled in the manner set out in sub-paragraph (4) above.

Article 133.

The fiduciary duties of the directors, supervisors, general manager and other senior officers of the Company do not necessarily cease with the termination of their tenure. The duty of confidentiality in respect of trade secrets of the Company survives the termination of their tenure. Other duties may continue for such period as the principle of fairness may require depending on the amount of time which has lapsed between the termination and the act concerned and the circumstances and the terms under which the relationship between the relevant director, supervisor, general manager and other senior officer on the one hand and the Company on the other hand was terminated.

Article 134.

A director, supervisor, general manager or other senior officer of the Company may be relieved of his liability for specific breaches of his duty with the informed consent of the shareholders given at a general meeting, but this shall not apply for the matters set out in Article 54 of these Articles of Association.

Article 135.

Where a director, supervisor, general manager or other senior officer of the Company is in any way, either directly or indirectly, materially interested in a contract, transaction or arrangement or proposed contract, transaction or arrangement with the Company (other than his contract of service with the Company), he shall declare the nature and extent of his interests to the board of directors at the earliest opportunity, whether or not the contract, transaction or arrangement or proposal is ordinarily subject to the approval of the board of directors.

If a director or his associate (as defined in the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited) has a material interest in any contract, transaction, arrangement or other matters that requires the approval of the board of directors, the relevant director shall not vote for the relevant matter at the meeting of the board of directors, and shall not be counted towards the quorum of the meeting.

Unless the interested director, supervisor, general manager or other senior officer has disclosed his interests in accordance with the preceding sub-paragraph of this Article, and he has neither been counted as part of the quorum nor participated in voting for such matter the Company may annul such contract, transaction or arrangement, except as against a bona fide party thereto who does not have notice of the breach of duty by the interested director, supervisor, general manager or other senior officer.

A director, supervisor, general manager or other senior officer of the Company is deemed to be interested in a contract, transaction or arrangement in which his associate is interested.

Article 136.

Where a director, supervisor, general manager or other senior officer of the Company gives to the board of directors a notice in writing stating that, by reason of the facts specified in the notice, he is interested in contracts, transactions or arrangements which may subsequently be made by the Company, that notice shall be deemed for the purposes of the preceding Article to be a sufficient declaration of his interests, so far as the content stated in such notice is concerned, provided that such written notice is given before the date on which the question of entering into the relevant contract, transaction or arrangement is first taken into consideration by the Company.

Article 137.	The Company shall not pay taxes for or on behalf of a director, supervisor, general manager or other senior officer in any manner.

Article 138.

The Company shall not directly or indirectly make a loan to or provide any guarantee in connection with the making of a loan to a director, supervisor, general manager or other senior officer of the Company or of the Company’s holding company or any of their respective associates.

The foregoing prohibition shall not apply to the following circumstances:

(1) the provision by the Company of a loan or a guarantee in connection with the making of a loan to its subsidiary:

(2)          the provision by the Company of a loan or a guarantee in connection with the making of a loan or any other funds available to any of its directors, supervisors, general manager and other senior officers to meet expenditure incurred or to be incurred by him for the purposes of the Company or for the purpose of enabling him to perform his duties properly, in accordance with the terms of a service contract approved by the shareholders in a general meeting;

(3)         if the ordinary course of business of the Company includes the lending of money or the giving of guarantees, the Company may make a loan to or provide a guarantee in connection with the making of a loan to any of the relevant directors, supervisors, general manager and other senior officers or their respective associates in the ordinary course of its business on normal commercial terms.

Article 139.	Any person who receives funds from a loan which has been made by the Company acting in breach of the preceding Article shall, irrespective of the terms of the loan, forthwith repay such funds.

Article 140.

A guarantee for the repayment of a loan which has been provided by the Company acting in breach of Article 138(1) shall not be enforceable against the Company, save in respect of the following circumstances:

(1)         the guarantee was provided in connection with a loan which was made to an associate of any of the directors, supervisors, general manager and other senior officers of the Company or of the Company’s holding company and the lender of such funds did not know of the relevant circumstances at the time of the making of the loan; or

(2)         the collateral which has been provided by the Company has already been lawfully disposed of by the lender to a bona fide purchaser.

Article 141.

For the purposes of the foregoing provisions of this Chapter, a “guarantee” includes an undertaking of responsibility or property provided by the guarantor to secure the obligor’s performance of his obligations.

Article 142.

In addition to any rights and remedies provided by the laws and administrative regulations, where a director, supervisor, general manager or other senior officer of the Company breaches the duties which he owes to the Company, the Company has the right:

(1) to demand such director, supervisor, general manager or other senior officer to compensate it for losses sustained by it as a result of such breach;

(2)           to rescind any contract or transaction which has been entered into between the Company and such director, supervisor, general manager or other senior officer or between the Company and a third party (where such third party knows or should have known that such director, supervisor, general manager other senior officer representing the Company has breached his duties owed to the Company);

(3) to demand such director, supervisor, general manager or other senior officer to account for profits made as result of the breach of his duties;

(4)          to recover any monies which should have been received by the Company and which was received by such director, supervisor, general manager or other senior officer instead, including (without limitation) commissions; and

(5) to demand repayment of interest earned or which may have been earned by such director, supervisor, general manager or other senior officer on monies that should have been paid to the Company.

Article 143.

The Company shall, with the prior approval of shareholders in a general meeting, enter into a contract in writing with a director or supervisor wherein his emoluments are stipulated. The aforesaid emoluments include:

(1)         emoluments in respect of his service as director, supervisor or senior officer of the Company;

(2)          emoluments in respect of his service as director, supervisor or senior officer of any subsidiary of the Company;

(3)          emoluments in respect of the provision of other services in connection with the management of the affairs of the Company and any of its subsidiaries;

(4)           payment by way of compensation for loss of office, or as consideration for or in connection with his retirement from office.

No proceedings may be brought by a director or supervisor against the Company for anything due to him in respect of the matters mentioned in this Article except pursuant to the contract mentioned above.

Article 144.

The contract concerning the emoluments between the Company and its directors or supervisors should provide that in the event that the Company is being acquired, the Company’s directors and supervisors shall, subject to the prior approval of shareholders in a general meeting, have the right to receive compensation or other payment in respect of his loss of office or retirement. For the purposes of this paragraph, the acquisition of the Company includes any of the following:

(1)         an offer made by any person to the all shareholders;

(2)          an offer made by any person with a view to the offeror becoming a “controlling shareholder” within the meaning of Article 55 hereof.

If the relevant director or supervisor does not comply with this Article, any sum so received by him shall belong to those persons who have sold their shares as a result of such offer. The expenses incurred in distributing such sum on a pro rata basis amongst such persons shall be borne by the relevant director or supervisor and shall not be paid out of such sum.

CHAPTER 15: FINANCIAL AND ACCOUNTING SYSTEMS AND PROFIT DISTRIBUTION

Article 145.

The Company shall establish its financial and accounting systems in accordance with laws, administrative regulations and PRC accounting standards formulated by the finance regulatory department of the State Council.

Article 146.

The fiscal year of the Company shall be on the basis of the Gregorian calendar beginning on 1 January and ending on 31 December of each year.

The Company shall use Renminbi as its standard unit of account. The accounts shall be prepared in Chinese.

At the end of each fiscal year, the Company shall prepare a financial report which shall be examined and verified in a manner prescribed by law.

Article 147.

The board of directors of the Company shall place before the shareholders at every annual general meeting such financial reports which the relevant laws, administrative regulations and directives promulgated by competent regional and central governmental authorities require the Company to prepare. Such reports must be verified and certified.

Article 148.

The Company’s financial reports shall be made available for shareholders’ inspection at the Company twenty (20) days before the date of every shareholders’ annual general meeting. Each shareholder shall be entitled to obtain a copy of the financial reports referred to in this Chapter.

The Company shall deliver or send to each shareholder of Overseas-Listed Foreign-Invested Shares by prepaid mail at the address registered in the register of shareholders the said reports not later than twenty-one (21) days before the date of every annual general meeting of the shareholders.

Article 149.

The financial statements of the Company shall, in addition to being prepared in accordance with PRC accounting standards and regulations, be also prepared in accordance with either international accounting standards, or the accounting standard of the place outside the PRC where the Company’s shares are listed. If there is any material difference between the financial statements prepared respectively in accordance with the two accounting standards, such difference shall be specifically stated in the financial statements. In distributing its after-tax profits for the relevant fiscal year, the lower of the two amounts shown in the two financial statements shall be distributed.

Article 150.

Any interim results or financial information published or disclosed by the Company must also be prepared and presented in accordance with PRC accounting standards and regulations, and also in accordance with either international accounting standards or the accounting standard of the place overseas where the Company’s shares are listed.

Article 151.

The Company shall publish its financial reports twice every fiscal year, that is, the interim financial report shall be published within sixty (60) days after the expiration of the first six (6) months of each fiscal year; the annual financial report shall be published within one hundred and twenty (120) days after the expiration of each fiscal year.

Article 152.	The Company shall not keep accounts other than those required by law.

Article 153.

When distributing its after-tax profits in a given year, the Company shall allocate 10% of such profits to the Company’s statutory common reserve fund. Where the accumulated amount of the statutory common reserve fund reaches 50% or more of the registered capital of the Company, no further allocation is required.

Where the statutory common reserve fund is insufficient to make up for the losses of the Company in the previous year, before making contribution to the statutory common reserve fund, the profits made in the current year shall be used to make up for the losses first.

After making contribution to the statutory common reserve fund from its after-tax profits, the Company may, subject to resolutions adopted at a shareholders’ general meeting, make contributions to discretionary common reserve fund.

After making up for the losses and making contributions to the common reserve fund, any remaining profits shall be distributed to the shareholders in proportion to their respective shareholdings.

Article 154.

The Company shall not allocate dividends or carry out other allocations in the form of bonuses before it has made up for its losses and made allocations to the statutory common reserve fund. Dividends paid by the Company shall not carry any interest except where the Company has failed to pay the dividends to the shareholders on the date on which such dividends become payable.

Any amount paid up in advance of calls on any share shall carry interest, but shall not entitle the holder of the share to receive, by way of advance payment, the dividend declared and distributed thereafter.

Article 155.	Capital surplus reserve fund includes the following items:

(1) premium on shares issued at a premium price; (2) any other income designated for the capital surplus reserve fund by the regulations of the finance regulatory department of the State Council.

Article 156.

The common reserve funds of the Company shall be applied for making up for losses, expanding the Company’s production and operation or capitalisation. However, the capital surplus reserve fund shall not be applied for making up losses of the Company.

If a general meeting of the Company resolves to capitalise any common reserve fund, the Company shall issue new shares to the existing shareholders in proportion to their respective shareholdings or increase the par value of each share provided that when capitalising the statutory common reserve fund, the balance of such fund shall not be less than 25% of the registered capital.

Article 157.	The Company may distribute dividends in the form of:

(1) cash; (2) shares.

Article 158.

The Company shall declare and pay cash dividends and other amounts which are payable to holders of Domestic Shares in Renminbi. The Company shall calculate and declare cash dividends and other payments which are payable to holders of Overseas-Listed Foreign-Invested Shares in Renminbi, and shall pay such amounts in Hong Kong dollars. The foreign exchange required by the Company to pay cash dividends and other amounts to holders of Overseas-Listed Foreign-Invested Shares shall be obtained in accordance with the relevant foreign exchange administrative regulations of the State.

Article 159.

Unless otherwise provided for in relevant laws and administrative regulations, where cash dividends and other amounts are to be paid in Hong Kong dollars, the applicable exchange rate shall be the average median rate for the relevant foreign currency announced by the People’s Bank of China during the calendar week prior to the declaration of payment of dividend and other amounts.

Article 160.	Subject to Article 57(2) and 97(14) of these Articles of Associations, the board of directors may decide to distribute interim or special dividends.

Article 161.

When distributing dividends to its shareholders, the Company shall withhold and pay on behalf of its shareholders the taxes levied on the dividends in accordance with the provisions of the PRC tax law.

Article 162.

The Company shall appoint receiving agents for holders of the Overseas-Listed Foreign-Invested Shares. Such receiving agents shall receive dividends which have been declared by the Company and all other amounts which the Company should pay to holders of Overseas-Listed Foreign-Invested Shares on such shareholders’ behalf.

The receiving agents appointed by the Company shall meet the relevant requirements of the laws of the jurisdiction at which the Company’s shares are listed or the relevant regulations of such stock exchange.

The receiving agents appointed for holders of Overseas-Listed Foreign-Invested Shares listed in Hong Kong shall each be a company registered as a trust company under the Trustee Ordinance of Hong Kong.

CHAPTER 16: APPOINTMENT OF ACCOUNTANCY FIRM

Article 163.

The Company shall appoint an independent firm of accountants which is qualified under the relevant regulations of the State to audit the Company’s annual report and review the Company’s other financial reports.

The first auditors of the Company may be appointed before the first annual general meeting of the Company at the inaugural meeting. Auditors so appointed shall hold office until the conclusion of the first annual general meeting.

If the inaugural meeting does not exercise the powers under the preceding paragraph, those powers shall be exercised by the board of directors.

Article 164.

The accountancy firm appointed by the Company shall hold office from the conclusion of the annual general meeting of shareholders at which they were appointed until the conclusion of the next annual general meeting of shareholders.

Article 165.

The accountancy firm appointed by the Company shall enjoy the following rights:

(1)          a right to review to the books, records and vouchers of the Company at any time, and the right to require the directors, general manager and other senior officers of the Company to supply relevant information and explanations;

(2) a right to require the Company to take all reasonable steps to obtain from its subsidiaries such information and explanation as are necessary for the discharge of its duties;

(3)          a right to attend shareholders’ general meetings and to receive all notices of, and other information relating to, any shareholders’ general meeting which any shareholder is entitled to receive, and to speak at any shareholders’ general meeting in relation to matters concerning its role as the Company’s accountancy firm.

Article 166.

If there is a vacancy in the position of accountant of the Company, the board of directors may appoint an accountancy firm to fill such vacancy before the convening of the shareholders’ general meeting. Any other incumbent accountancy firm which has been appointed by the Company may continue to act during the period where such vacancy subsists.

Article 167.

The shareholders in a general meeting may by ordinary resolution remove the Company’s accountancy firm before the expiration of its term of office, irrespective of the provisions in the contract between the Company and the Company’s accountancy firm. However, the accountancy firm’s right to claim for damages which arise from its removal shall not be affected.

Article 168.

The remuneration of an accountancy firm or the manner in which such firm is to be remunerated shall be determined by the shareholders in a general meeting. The remuneration of an accountancy firm appointed by the board of directors shall be determined by the board of directors.

Article 169.

The Company’s appointment, removal or non-renewal of appointment of an accountancy firm shall be resolved by the shareholders in a general meeting. Such resolution shall be filed with the securities authority of the State Council.

Where a resolution at a general meeting of shareholders is passed to appoint an accountancy firm other than an incumbent accountancy firm to fill any casual vacancy in the office of accountancy firm, to re-appoint a retiring accountancy firm that was appointed by the board of directors to fill a casual vacancy, or to dismiss an accountancy firm before the expiration of its term of office, the following provisions shall apply:

(1)         A copy of the appointment or removal proposal shall be sent (before notice of meeting is given to the shareholders) to the accountancy firm proposed to be appointed or proposing to leave its post or the firm which has left its post in the relevant fiscal year (leaving includes leaving by removal, resignation and retirement).

(2)         If the accountancy firm leaving its post makes representations in writing and requests the Company to give the shareholders notice of such representations, the Company shall (unless the representations have been received too late) adopt the following measures:

(a)         in any notice of the resolution given to shareholders, state the fact of the representations having been made; and

(b)         attach a copy of the representations to the notice and deliver it to the shareholders in the manner stipulated in the Company’s Articles of Association.

(3)         If the Company fails to send out the accountancy firm’s representations in the manner set out in sub-paragraph (2) above, such accountancy firm may require that the representations be read out at the meeting and may make further appeals to the meeting.

(4) An accountancy firm which is leaving its post shall be entitled to attend the following shareholders’ general meetings:

(a)    the general meeting at which its term of office would otherwise have expired;

(b)       the general meeting at which it is proposed to fill the vacancy caused by its removal; and

(c)    the general meeting which is convened as a result of its resignation,

and to receive all notices of, and other information relating to, any such meeting, and to speak at any such meeting which concerns it as a former accountancy firm of the Company.

Article 170.

Prior notice should be given to the accountancy firm if the Company decides to remove such accountancy firm or not to renew its appointment. Such accountancy firm shall be entitled to make representations at the shareholders’ general meeting. Where the accountancy firm resigns from its position, it shall make clear to the shareholders in a general meeting whether there has been any impropriety on the part of the Company.

An accountancy firm may resign its office by depositing at the Company’s registered address a resignation notice which shall become effective on the date of such deposit or on such later date as may be stipulated in such notice. Such notice shall contain the following statements:

(1)         a statement to the effect that there are no circumstances connected with its resignation which it considers should be brought to the notice of the shareholders or creditors of the Company; or

(2)         a statement of any of the foregoing circumstances.

The Company shall, within fourteen (14) days after receipt of the notice referred to in the preceding paragraph, send a copy of the notice to the relevant regulatory authority. If the notice contains a statement under the preceding sub-paragraph (2), a copy of such statement shall be placed at the Company for shareholders’ inspection. The Company should also send a copy of such statement by prepaid mail to every shareholder of Overseas-Listed Foreign Shares at the address registered in the register of shareholders.

Where the accountancy firm’s notice of resignation contains a statement in respect of the above, it may require the board of directors to convene a shareholders’ extraordinary general meeting for the purpose of receiving an explanation of the circumstances connected with its resignation.

CHAPTER 17: MERGER AND DIVISION OF THE COMPANY

Article 171.

In the event of the merger or division of the Company, a plan shall be presented by the Company’s board of directors and shall be approved in accordance with the procedures stipulated in the Company’s Articles of Association. The Company shall then undertake the relevant approval process in a manner prescribed by law. A shareholder who objects to the plan of merger or division shall have the right to demand the Company or the shareholders who consent to the plan of merger or division to acquire such dissenting shareholders’ shareholding at a fair price.

The contents of the resolution of merger or division of the Company shall be compiled into special documents which shall be available for inspection by the shareholders of the Company. Such special documents shall be sent by post to holders of Overseas-Listed Foreign-Invested Shares.

Article 172.	The merger of the Company may take the form of either merger by absorption or merger by the establishment of a new company.

In the event of a merger, the merging parties shall execute a merger agreement and prepare a balance sheet and an inventory of assets. The Company shall notify its creditors within ten (10) days of the date of the Company’s resolution approving the merger and shall publish a public notice in a newspaper within thirty (30) days of the date of the Company’s resolution approving the merger.

Upon the merger, receivables and indebtedness of each of the merger parties shall be assumed by the company which survives the merger or the newly established company.

Article 173.

Where there is a division of the Company, its assets shall be divided up accordingly.

In the event of division of the Company, the parties to such division shall execute a division agreement and prepare a balance sheet and an inventory of assets. The Company shall notify its creditors within ten (10) days of the date of the Company’s resolution approving the division and shall publish a public announcement in a newspaper within thirty (30) days of the date of the Company’s resolution approving the division.

Debts of the Company prior to division shall be assumed by the companies which exist after the division in accordance with the agreement of the parties.

Article 174.

The Company shall, in accordance with law, apply for change in its registration particulars with the companies registration authority where a change in any item in its registration arises as a result of any merger or division. Where the Company is dissolved, the Company shall apply for cancellation of its registration in accordance with law. Where a new company is established, that company shall apply for registration in accordance with the law.

CHAPTER 18: DISSOLUTION AND LIQUIDATION

Article 175.	The Company shall be dissolved and liquidated in accordance with the law upon the occurrence of any of the following events:
(1) a resolution for dissolution is passed by shareholders at a general meeting;
(2) dissolution is necessary due to a merger or division of the Company;
(3) the Company is declared insolvent in accordance with the law due to its failure to repay debts as they become due; and
(4) the Company is ordered to wind-up because of its violation of laws and administrative regulations.
Article 176.

A liquidation committee shall be set up within fifteen (15) days of the Company being dissolved pursuant to sub-paragraph (1) of the preceding Article, and the composition of the liquidation committee of the Company shall be determined by an ordinary resolution of shareholders in a general meeting. If the Company fails to set up the liquidation committee within the above time limit, the creditors may apply to the People’s Court for appointment of relevant persons to form a liquidation committee and conduct the liquidation.

Where the Company is dissolved under sub-paragraph (3) of the preceding Article, the People’s Court shall in accordance with the provisions of relevant laws organise the shareholders, the relevant organisations and the relevant professional personnel to establish a liquidation committee to carry out the liquidation.

Where the Company is dissolved under sub-paragraph (4) of the preceding Article, the relevant governing authorities shall organise the shareholders, the relevant organisations and professional personnel to establish a liquidation committee to carry out the liquidation.

Article 177.

Where the board of directors proposes to liquidate the Company for any reason other than the Company’s declaration of its own insolvency, the board shall include a statement in its notice convening a shareholders’ general meeting to consider the proposal to the effect that, after making full inquiry into the affairs of the Company, the board of directors is of the opinion that the Company will be able to pay its debts in full within twelve (12) months from the commencement of the liquidation.

Upon the passing of the resolution by the shareholders in a general meeting for the liquidation of the Company, all functions and powers of the board of directors shall immediately cease.

The liquidation committee shall act in accordance with the instructions of the shareholders’ general meeting to make a report at least once every year to the shareholders’ general meeting on the committee’s income and expenses, the business of the Company and the progress of the liquidation, and to present a final report to the shareholders’ general meeting on completion of the liquidation.

Article 178.

The liquidation committee shall, within ten (10) days of its establishment, send notices to the Company’s creditors and shall, within sixty (60) days of its establishment, publish a public announcement in a newspaper.

Article 179.	During the liquidation period, the liquidation committee shall exercise the following functions and powers:

(1)         to put in order the Company’s assets and prepare a balance sheet and an inventory of assets respectively;

(2)         to notify the creditors or to publish public announcements;

(3)         to handle of and liquidate any outstanding businesses of the Company;

(4)         to pay all outstanding taxes;

(5) to settle claims and debts; (6) to deal with the surplus assets remaining after the Company’s debts have been repaid;
(7) to represent the Company in any civil proceedings.

Article 180.

After the liquidation committee has put in order the Company’s assets and prepared the balance sheet and an inventory of assets, the liquidation committee shall formulate a liquidation plan and present it to a shareholders’ general meeting or to the relevant governing authority for confirmation.

After the payment of liquidation expenses with priority, the Company’s assets shall be distributed in accordance with the following sequence: (i) salaries and labour insurance expenses of employees of the Company; (ii) outstanding taxes; (iii) bank loans, debentures of the company and other debts of the Company.

Any surplus assets of the Company remaining after payment referred to in the preceding paragraph shall be distributed to its shareholders according to the class of shares and the proportion of shares held in the following sequence:

(1)          In the case of preferential shares, distribution shall be made to holders of such preferential shares according to the par value thereof; if the surplus assets are not sufficient to repay the amount of preferential shares in full, the distribution shall be made to holders of such shares in proportion to their respective shareholdings.

(2)          In the case of ordinary shares, distribution shall be made to holders of such shares in proportion to their respective shareholdings.

During the liquidation period, the Company shall not commence any new business activities.

Article 181.

If after putting the Company’s assets in order and preparing a balance sheet and an inventory of assets in connection with the liquidation of the Company, the liquidation committee discovers that the Company’s assets are insufficient to repay the Company’s debts in full, the liquidation committee shall immediately apply to the People’s Court for a declaration of insolvency.

After a Company is declared insolvent by a ruling of the People’s Court, the liquidation committee shall transfer all matters arising from the liquidation to the People’s Court.

Article 182.

Following the completion of the liquidation, the liquidation committee shall prepare a liquidation report, a statement of income and expenses received and made during the liquidation period and a financial report, which shall be verified by a Chinese registered accountant and submitted to the shareholders’ general meeting or the relevant governing authority for confirmation.

The liquidation committee shall, within thirty (30) days after such confirmation, submit the documents referred to in the preceding paragraph to the companies registration authority and apply for cancellation of registration of the Company, and publish a public announcement relating to the termination of the Company.

CHAPTER 19: PROCEDURES FOR AMENDMENT OF THE COMPANY’S ARTICLES OF ASSOCIATION

Article 183.	The Company may amend its Articles of Association in accordance with the requirements of laws, administrative regulations and the Company’s Articles of Association.

Article 184.

Save as otherwise specified in Articles 61 and 81 of these Articles of Association, the following procedure shall be followed when amending the these Articles of Association:

(1)          The board of directors shall adopt a resolution thereon in accordance with these Articles of Associations and prepare a proposal for amendment of the Articles; or the shareholders may present a motion for amendment of the Articles;

(2)          The foregoing proposal shall be furnished to the shareholders and a shareholders’ meeting shall be convened for voting on it;

(3)          The amendments presented to the shareholders’ meeting shall be adopted through a special resolution.

Article 185.

Amendment of the Company’s Articles of Association which involves the contents of the Mandatory Provisions of Overseas-Listed Companies’ Articles of Association shall become effective upon receipt of approvals by the authorities that are authorised by the State Council to examine and approve Companies.

Article 186.	Where amendment of the Articles of Association involves the registered particulars of the Company, procedures for alteration of registration shall be handled in accordance with the law.

CHAPTER 20: NOTICES

Article 187.

Subject to the proper compliance of all the applicable laws, rules and regulations (including but not limited to the rules of the designated stock exchanges) and obtaining all the required consent (if any), any notice or document published by the Company (including but not limited to the “Corporate Communication” as defined by the rules of the designated stock exchanges) could be delivered by the following methods:

(1)       by hand;

(2)       by post;

(3)       by sending it to the facsimile number or other number of electronic communication (including but not limited to email address) or website as provided by the addressee to the Company for the said purpose;

(4)       by public announcement;

(5)       by uploading the notice or document to the website of the Company or the Hong Kong Stock Exchange and issuing a notice to the addressee for notifying him/her on the availability of such notice or document on such website (the “Availability Notice”). The Company shall deliver the Availability Notice to the holders of overseas listed foreign shares by hand or by pre-paid post;

(6)       by any other methods as agreed between the Company and the addressee or as accepted by the addressee after the notice is received; or

(7)       by any other methods as authorized by the relevant regulatory body of the place of listing of the Company or as stipulated by the Articles of Association.

In case of joint holders of shares, all the notices or documents shall be delivered to the holder whose name stands first in the register of members and such notices or documents delivered thereby shall be deemed duly delivered to and received by all such joint holders.

Unless as otherwise provided for in these Articles of Association, all the notices, materials or written statements issued by the Company to holders of Overseas-Listed Foreign-Invested Shares shall be delivered by hand or by pre-paid post to the registered address of each holder of such shares.

Any notice or document shall be:

Article 188.

(1)       Deemed issued when the envelope containing such notice was put into post-box, and deemed duly received after 48 hours thereafter if it was delivered by post, provided that the address was clearly written, postage fee was pre-paid and the said notice was put inside such envelope.

(2)       Deemed delivered on the receiving date (i.e. the sending date) if it was sent by facsimile, in such case the receiving date shall be the date shown on the facsimile transmission report. If it was sent as an electronic message, it shall be deemed delivered on the date when the message was transmitted from the server of the Company or its agent.

(3)       Deemed delivered on the date when the availability notice is deemed delivered to the shareholder if the notice or document was uploaded onto the website of the Company.

(4)       Deemed delivered on the date when the notice or document is published for the first time if it is published as a public announcement, provided that such announcement shall be published on newspaper provided for the relevant rules.

(5)       Deemed delivered at the time it is delivered by hand or (as the case may be) at the time of such delivery is deemed delivered if the notice or document is sent or delivered by any other methods as stipulated in the Articles of Association.

Article 189.

If the listing rules in the listing place require the Company to dispatch, mail, distribute, issue or otherwise provide the relevant document of the Company in English and in Chinese, the Company shall be allowed to deliver either the English or the Chinese version in accordance with the choice of the shareholder, provided that the Company has made appropriate arrangement to confirm whether the shareholders would like to receive either the English or the Chinese version and subject to and to the extent as permitted by the applicable laws and regulations.

CHAPTER 21: DISPUTE RESOLUTION

Article 190.	The Company shall abide by the following principles for dispute resolution:

(1)       Whenever any disputes or claims arise between: holders of the Overseas-Listed Foreign-Invested Shares and the Company; holders of the Overseas-Listed Foreign-Invested Shares and the Company’s directors, supervisors, general manager or other senior officers; or holders of the Overseas-Listed Foreign-Invested Shares and holders of Domestic Shares, in respect of any rights or obligations arising from these Articles of Association, the Company Law or any rights or obligations conferred or imposed by the Company Law and other relevant laws and administrative regulations concerning the affairs of the Company, such disputes or claims shall be referred by the relevant parties to arbitration.

Where a dispute or claim of rights referred to in the preceding paragraph is referred to arbitration, the entire claim or dispute must be referred to arbitration, and all persons who have a cause of action based on the same facts giving rise to the dispute or claim or whose participation is necessary for the resolution of such dispute or claim, shall, where such person is the Company, the Company’s shareholders, directors, supervisors, general manager, or other senior officers of the Company, shall comply with the arbitration award. Disputes in respect of the definition of shareholders and disputes in relation to the register of shareholders need not be resolved by arbitration.

(2)       A claimant may elect for arbitration to be carried out at either the China International Economic and Trade Arbitration Commission in accordance with its Rules or the Hong Kong International Arbitration Centre in accordance with its Securities Arbitration Rules. Once a claimant refers a dispute or claim to arbitration, the other party must submit to the jurisdiction of arbitral body elected by the claimant.

If a claimant elects for arbitration to be carried out at Hong Kong International Arbitration Centre, any party to the dispute or claim may apply for a hearing to take place in Shenzhen in accordance with the Securities Arbitration Rules of the Hong Kong International Arbitration Centre.

(3)       If any disputes or claims of rights are arbitrated in accordance with sub-paragraph (1) of this Article, the laws of the PRC shall apply, save as otherwise provided in the laws and administrative regulations.

(4) The award of an arbitral body shall be final and conclusive and binding on all parties.

CHAPTER 22: SUPPLEMENTARY

Article 191.

The newspapers required by these Articles of Association for the publication of announcements shall be those designated or required by the relevant State laws and administrative regulations. If it is necessary to make an announcement to holders of Overseas-Listed Foreign-Invested Shares as required by these Articles of Association, the relevant announcement shall at the same time be published in the newspapers designated by the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited in accordance with the provisions for “press announcements” set out therein.

Article 192.

The board of directors of the Company shall be responsible for the interpretation of these Articles of Association, and the shareholders in general meeting shall have the right to amend the Articles of Association.

Article 193.	These Articles of Association are written in Chinese. If there is any discrepancy between the Chinese version and any other translated versions, the Chinese version shall prevail.
Article 194.	In these Articles of Association, reference to “accountancy firm” shall have the same meaning as “auditor”.